SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Joseph L. Hooley

Chairman, President and Chief Executive Officer

April 6, 2011

Dear Shareholder:

We cordially invite you to attend the 2011 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 18, 2011, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card. If you hold your shares in “street name,” meaning they are held for your account by a broker, bank or other nominee, you will receive separate voting instructions for your shares from your broker, bank or other nominee. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. For shares held in street name, please follow the relevant instructions for telephone and Internet voting provided by the broker, bank or other nominee. To be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of the annual meeting. Shareholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

PLEASE NOTE: If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. For security reasons, you and your bags are subject to search prior to your admittance to the meeting. If you own your shares in street name through a broker, bank or other nominee, you should also bring proof of beneficial ownership (for further details, see “Meeting Admission” in the attached Notice of State Street Corporation 2011 Annual Meeting of Shareholders). Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available near One Lincoln Street include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette). South Station is the closest MBTA station to One Lincoln Street.

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF STATE STREET CORPORATION 2011 ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, May 18, 2011

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 13 directors;

2. To approve an advisory proposal on executive compensation;

3. To hold an advisory vote on the frequency of future advisory proposals on executive compensation;

4. To approve the 2011 Senior Executive Annual Incentive Plan;

5. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2011;

6. To act on a shareholder proposal relating to disclosure of certain political contributions; and

7. To act upon such other business as may properly come before the meeting and any adjournments thereof.

Record Date	The directors have fixed the close of business on March 15, 2011, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your State Street shares are held in “street name” through a broker, bank or other nominee, your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. If you are a street name holder and wish to attend the annual meeting, in addition to a valid form of picture identification, you will be required to present a letter or account statement showing that you were a beneficial owner of our shares on the record date.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

April 6, 2011

i

ii

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

State Street’s Board of Directors is soliciting your vote by proxy at the 2011 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares.

Can I access State Street’s proxy materials and annual report electronically?

As permitted by SEC rules, we are making this proxy statement and our annual report, including our consolidated financial statements for the year ended December 31, 2010, available to our shareholders over the Internet. On April 6, 2011, we mailed our United States shareholders as of the record date for the annual meeting, March 15, 2011, a notice containing instructions on how to access these proxy materials online and how to vote. Also on April 6, 2011, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2011.

The proxy statement and annual report, and the means to vote electronically, are available at www.proxyvote.com. To view this material, you must have available the 12-digit control number located on the notice mailed on April 6, 2011 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

How do I request a printed copy of the proxy materials for future shareholder meetings?

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit control number described above.

What are the directions to the meeting?

Directions to the meeting are as follows:

From the North:

Take Expressway (I-93) South to exit 20 (Purchase Street/South Station) and follow the signs for South Station. Follow exit ramp and cross Summer Street. Turn right onto Lincoln Street. Take first left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the South:

Take Expressway (I-93) North to exit 20 (South Station). Bear left at the ramp to South Station/Chinatown. You will see State Street Financial Center directly ahead. You will be on Lincoln Street. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the West:

Take Mass Turnpike (I-90) to exit 24A (South Station). Turn left on Kneeland Street towards Chinatown. Turn right onto Lincoln Street at the light. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

Via Massachusetts Bay Transportation Authority:

Take the MBTA Red Line train to the South Station MBTA stop. Exit the train station and walk across Atlantic Avenue (towards Summer Street and Federal Street). Follow Summer Street to Lincoln Street.

What is the record date for the meeting?

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 15, 2011.

How many votes can be cast by all shareholders?

As of the record date, 503,969,402 shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered shareholders may also vote by telephone or over the Internet by following the instructions included with your proxy card or the notice we mailed to you on April 6, 2011. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from State Street in the postage-paid return envelope. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote by telephone or over the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or over the Internet.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder, and bring with you, a proxy from the record holder issued in your name. Please note that this proxy from the record holder is in addition to the picture identification and proof of beneficial ownership required for your admission into the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

■	Item 1 – FOR election as directors the 13 nominees named herein (page 7)

■	Item 2 – FOR approval of the advisory proposal on executive compensation (page 14)

■	Item 3 – ANNUAL frequency of future advisory proposals on executive compensation (page 15)

■	Item 4 – FOR approval of the 2011 Senior Executive Annual Incentive Plan (page 15)

■	Item 5 – FOR ratification of the selection of the independent registered public accounting firm (page 19)

■	Item 6 – AGAINST the shareholder proposal (page 19)

Additionally, if other matters are presented at the annual meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $19,000, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by mail, telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

What is householding?

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s proxy statements, annual reports and related materials, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

May I change my vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in street name, you must contact your bank, broker or other nominee for instructions on changing your vote.

What constitutes a quorum?

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A share once represented for any purpose at the annual meeting will be deemed present for determination of a quorum for the entire meeting and for any adjournment of the meeting (unless (1) a shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, and the shareholder does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is set for that adjourned meeting).

What vote is required to approve each item?

Since it is an uncontested election of directors at the annual meeting, a nominee for director will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election (Item 1). If the votes cast “against” the nominee’s election exceed the votes cast “for” the nominee’s election, the nominee will not be elected to the Board of Directors. However, under Massachusetts law, if a nominee that is an incumbent director is not elected to the Board of Directors, that incumbent director will “hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. Under our Corporate Governance Guidelines, in an uncontested election of directors, any director/nominee who does not receive more votes cast “for” his or her election than votes cast “against” his or her election, will submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. After consideration, that committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation will be deemed effective unless and until it is accepted by action of the Board.

The actions concerning the advisory proposal on executive compensation (Item 2), approval of the 2011 Senior Executive Annual Incentive Plan (Item 4), ratification of the selection of the independent registered public accounting firm (Item 5) and the shareholder proposal (Item 6) will be approved if the votes cast “for” the action exceed the votes cast “against” the action. The proposal on the frequency of future advisory proposals on executive compensation (Item 3), asks shareholders to indicate their preference for the interval of future advisory votes on executive compensation proposals. Shareholders may choose from the frequency intervals of annual (every year), biennial (every two years), or triennial (every three years) or may abstain on this matter. Although Item 3 is advisory and non-binding in nature, our Board of Directors has decided to adopt the frequency interval that receives the greatest level of support from our shareholders. Items 2, 3 and 6 are non-binding proposals.

How is the vote counted?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting.

“Abstentions,” “broker non-votes” and “withheld votes” are not counted as votes with respect to any of the items to be voted on at the annual meeting.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Recent amendments to stock exchange rules and SEC rules, however, prohibit brokers from voting uninstructed shares in the uncontested election of directors and executive compensation matters, including the proposal on the frequency of future advisory proposals on executive compensation. Accordingly, of the matters to be voted on at the 2011 Annual Meeting, the only “routine” proposal is the ratification of the selection of the independent registered accounting firm (Item 5).

Could other matters be decided at the meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 through 6. Under our Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2011 Annual Meeting has passed. However, should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What are my rights as a participant in the Salary Savings Program?

As part of its employee benefits program, State Street maintains a Salary Savings Program, or SSP. If you participate in the SSP with company stock in the SSP and have invested part or all of your account in the Employee Stock Ownership Plan fund as of the record date, you may direct the trustee how to vote your allocated share of State Street Corporation common stock held in your SSP account. You may give the trustee direction over the Internet, by telephone or by mail. If you do not provide timely direction to the trustee as to how to vote your allocated share, the trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of State Street, unless the trustee determines that doing so would result in a breach of the trustee’s fiduciary duty.

You must direct the trustee in advance of the meeting so that the trustee, the registered owner of all of the shares held in the SSP, can vote in a timely way. Regardless of what method you use to direct the trustee, the trustee must receive your direction no later than 11:59 p.m. Eastern Time on May 16, 2011 for your direction to be counted. Your direction will be held in confidence by the trustee. You may not provide this direction at the annual meeting. You may change your direction to the trustee by timely submitting a new direction. The last direction the trustee receives by 11:59 p.m. Eastern Time on May 16, 2011, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

The trustee is providing the annual report and the notice of annual meeting and proxy statement electronically to SSP participants with company stock in the SSP who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials over the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the trustee. If you prefer, you may request that paper copies be sent to you, thereby permitting you to send in your direction by mail if you prefer that method. All other participants will receive their materials in the mail.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on December 31, 2010 by each person or entity known to State Street to beneficially own more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Massachusetts Financial Services Group 500 Boylston Street Boston, MA 02116	27,596,605	(1)	5.5%

(1)	This information is based solely on a Schedule 13G filed with the SEC on February 1, 2011 by Massachusetts Financial Services Group, in which it reported sole voting power of 22,894,406 shares and sole dispositive power of 27,596,605 shares.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on March 1, 2011 (unless otherwise noted) by (1) each director, (2) the named executive officers for the year ended December 31, 2010, as identified in the Summary Compensation Table on page 49 of this proxy statement, and (3) all current directors and executive officers as a group. For this purpose, beneficial ownership is determined under the rules of the SEC. As of March 1, 2011, there were 504,015,845 shares of State Street common stock outstanding. On March 1, 2011, neither the current executive officers or directors listed below individually, nor those individuals as a group, owned beneficially as much as 1% of the outstanding shares of common stock.

Name	Amount and Nature of Beneficial Ownership[1]
Joseph C. Antonellis	222,211
Kennett F. Burnes	30,476
Peter Coym	11,082
Patrick de Saint-Aignan	5,914
Amelia C. Fawcett	15,783
David P. Gruber	16,077
Linda A. Hill	28,390
Joseph L. Hooley	648,538	[2]
Robert S. Kaplan	9,946
Charles R. LaMantia	23,571	[3]
Ronald E. Logue	1,292,134	[4]
James S. Phalen	230,237
Scott F. Powers	194,244
Edward J. Resch	447,009
Richard P. Sergel	30,956
Ronald L. Skates	33,426	[5]
Gregory L. Summe	34,597
Robert E. Weissman	73,564
All current directors and executive officers, as a group (26 persons)	3,829,508	[6]

(1)	Information in this table includes shares that the individual or group has the right to acquire within 60 days of March 1, 2011, either through the exercise of stock options or the exercise of stock appreciation rights based on the closing price of common stock on March 1, 2011, as follows: Mr. Antonellis, 121,982; Mr. Hooley 329,800; Mr. Phalen, 92,226; Mr. Powers, 39,337; Mr. Resch, 240,500; and the group, 983,794.

(2)	Includes 6,800 shares as to which Mr. Hooley has shared voting power and investment power.

(3)	Includes 23,571 shares as to which Dr. LaMantia has shared voting power and investment power.

(4)	Mr. Logue retired as our Chief Executive Officer on March 1, 2010 and as our Chairman of the Board on January 1, 2011. Shares for Mr. Logue (1,292,134) are as of December 31, 2010 and are not included in the total beneficial ownership for all current directors and executive officers as a group.

(5)	Includes 27,989 shares held in a trust.

(6)	Includes 423,953 shares held in trust by one current executive officer not individually named, for which this executive officer disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director

Each director elected at the 2011 annual meeting will serve until the next annual meeting of shareholders, except as otherwise provided in State Street’s by-laws. The State Street Board of Directors currently consists of 13 members. Of the 13 director nominees, 12 are non-management directors and one is the chief executive officer of State Street. All of the non-management directors are independent directors, as determined by the Board in its opinion, under the applicable definition in the New York Stock Exchange, or NYSE, listing standards and the State Street Corporate Governance Guidelines.

Pursuant to State Street’s by-laws, on February 24, 2011, the Board fixed the number of directors at 13. Each of the nominees for election as a director is currently a director. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 13 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director is described below, including:

■	his or her age and period of service as a director of State Street;

■	his or her business experience during the past five years (including directorships at other public companies);

■	his or her community activities; and

■	the other experience, qualifications, attributes or skills that led the Board to conclude he or she should continue to serve as a director of State Street.

See “Corporate Governance at State Street—Composition of the Board and Director Selection Process” on page 23 of this proxy statement for a further discussion of the Board’s process and reasons for nominating these candidates.

KENNETT F. BURNES	Age 68, Director since 2003

As the retired Chairman, President and Chief Executive Officer of Cabot Corporation, an NYSE-listed manufacturer of specialty chemicals and performance materials that had over $2.6 billion in sales during its last fiscal year prior to his retirement, Mr. Burnes has significant experience in leading a global organization with facilities and operations in approximately 20 countries and with a focus on developing new products and new businesses based on innovation. Mr. Burnes served as Chairman of Cabot Corporation from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart. At that firm, he practiced corporate and business law for nearly 20 years, as a result of which he obtained experience in evaluating complex legal issues and the legal and business issues that arise in the types of material transactions boards of directors are called on to consider, including mergers and acquisitions and financing transactions.

Mr. Burnes has been a member of the Board of Directors of Watts Water Technologies, Inc., an NYSE-listed supplier of products for use in the water quality, water safety, water flow control and water conservation markets, since February 2009.

Mr. Burnes’ community activities include being a member of the Dana Farber Cancer Institute’s Board of Trustees, Chairman of the Board of Visitors and a member of the Board of Trustees of New England Conservatory, Chairman of the Board of Trustees of the Schepens Eye Research Institute and the Chairman of the Board of Trustees of the Epiphany School. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Age 69, Director since 2006

A German citizen, Dr. Coym is the retired head of Lehman Brothers, Inc., in Germany and a former member of Lehman Brothers Bankhaus Management Board and its European Management Group, where he served from 1993 to 2005. Before joining Lehman Brothers, Inc., Dr. Coym was Managing Director and Office Manager of Salomon Brothers AG, and a Managing Director of Salomon Brothers, Inc. from 1986 to 1993. Prior to joining Salomon Brothers, he was a director of Commerzbank. His more than 35 years of experience in investment banking, based primarily in Europe, has, among other things, given Dr. Coym insight into the complexities and trends within and influencing the financial services industry, including its participants, customers and regulators, particularly in a region of strategic importance to State Street, as well as perspective on the factors motivating and affecting major corporate strategic and financing transactions. Dr. Coym has been the Deputy Chairman of the Supervisory Board of Magix AG, an international provider of software, online services and digital content in multimedia communication, since November 2003.

Dr. Coym was a member of the supervisory board of the Deutsche Börse AG from 1994 to 2003. As one of the world’s leading exchange organizations Deutsche Börse Group provides investors, financial institutions and companies access to global capital markets, and Dr. Coym’s role as a member of the supervisory board was to oversee the work of the Executive Board and appoint its members as well as to approve important corporate decisions and company planning. Dr. Coym served as a member of the supervisory board (Börsenrat) of Eurex, the German options and futures exchange from 1994 to 2005, serving as its chairman from 2003 to 2005.

Dr. Coym served as a board member of the Association of Foreign Banks in Germany from 1992 to 2005, serving as chairman of the executive committee from 2001 to June 2005 and he was a member of the German Central Capital Market Committee from 1997 to 2005. Dr. Coym was a member of the Advisory Council of the German Bundesbank in Frankfurt from 2003 to 2006 and was also a member of the Advisory Council to the German Minister of Finance from 2002 to 2005. Dr. Coym joined the Board in 2006 as part of State Street’s international growth initiatives. Dr. Coym received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

PATRICK DE SAINT-AIGNAN	Age 62, Director since 2009

As a retired Managing Director and Advisory Director at Morgan Stanley, a global financial advisor to companies, governments and investors, Mr. de Saint-Aignan headed Morgan Stanley’s global fixed-income derivatives business from 1986 to 1991, its debt capital markets activities from 1991 to 1993, its office in Paris from 1993 to 1995 and the firm-wide risk management function from 1995 to 2002. He also held multiple positions at Morgan Stanley from 1974 to 2007, which included responsibilities in corporate finance, capital markets and firm management. This experience gives Mr. de Saint-Aignan an appreciation and understanding of risk management, particularly with respect to the implementation of risk evaluation and monitoring programs within a global financial services organization.

Since 2008, Mr. de Saint-Aignan has been a member of the board of directors of Allied World Assurance Company, an NYSE-listed specialty insurance and reinsurance company, for which he is the chairman of the compensation committee and a member of the audit, risk and investment committees. Since 2007, he has also served on the board and as a member of the compensation committee for Forerun Inc., a private healthcare information technology company.

Mr. de Saint-Aignan served, from 2005-2007 as Censeur on the Supervisory Board of IXIS Corporate and Investment Bank. From 2006-2008, he served as a member of the board of directors of Bank of China Limited, for which he also was a member of the Risk Policy Committee and the Personnel and Remuneration Committee. Mr. de Saint-Aignan’s broad, international board and supervisory experience has given him a global view on governance and related matters. A dual citizen of the United States and France, he was honored with Risk Magazine’s Lifetime Achievement Award in 2004. Mr. de Saint-Aignan holds his B.B.A. degree from the Ecole des Hautes Etudes Commerciales and an M.B.A. from Harvard University.

AMELIA C. FAWCETT	Age 54, Director since 2006

Since 2009, Dame Amelia Fawcett has been the non-Executive Chairman of the Guardian Media Group plc, a privately held diversified multimedia business that includes national and regional newspapers, websites, radio stations and magazines. Between 2007 and 2010, she was non-Executive Chairman of Pensions First LLP, a financial services and systems company, based in London.

Prior to becoming Chairman of the Board of the Guardian Media Group and Pensions First, Dame Amelia held senior roles at Morgan Stanley International Limited in London, a global financial advisor to companies, governments and investors, which she joined in 1987. She was appointed Vice President in 1990, Executive Director in 1992, Managing Director and the Chief Administrative Officer for Morgan Stanley’s European operations in 1996, Vice Chairman and Chief Operating Officer of European operations in 2002 and Senior Advisor in 2006. At Morgan Stanley, Dame Amelia had oversight of the company’s operational risk functions and infrastructure support, responsibility for development and implementation of the company’s business strategy (including business integration) and corporate affairs. Prior to joining Morgan Stanley, Dame Amelia was an attorney (in New York and Paris, France) at the New York-based law firm of Sullivan & Cromwell, practicing primarily in the areas of corporate and banking law.

From June 2004 to 2009, Dame Amelia was a member of the Court of Directors of the Bank of England, the non-executive board which is responsible for managing the affairs of the Bank, other than the formulation of monetary policy. In her role at the Bank of England, Dame Amelia served as Chairman of the Audit Committee. Dame Amelia was made a Dame Commander of the Order of the British Empire by the Queen in 2010 and was awarded a CBE (Commander of the Order of the British Empire) in 2002 for services to the finance industry. In addition, she received His Royal Highness The Prince of Wales’s Ambassador Award in 2004, an award recognizing responsible business activities that have a positive impact on society and the environment.

Dame Amelia has been Deputy Chairman of the National Portrait Gallery in London since 2002, a Governor of the London Business School since 2009, a member of the Board of Project Hope (UK) since 2009 and a Fulbright

Commissioner since January of this year. Dame Amelia received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond). Dame Amelia holds dual American and British citizenship.

DAVID P. GRUBER	Age 69, Director since 1997

Mr. David P. Gruber is the retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber served as President of Wyman-Gordon from 1991 to 1997, chief operating officer from 1991 to 1994 and chief executive officer from 1994 until his retirement in 1999, giving him broad management experience regarding a large, complicated organization outside the financial services industry. His tenure on State Street’s Board gives him a perspective on the opportunities and challenges presented to the company’s businesses through market cycles and trends and on the company’s operations and strategic direction.

Mr. Gruber has been chairman of the board of directors for Cambridge Semantics Inc., a privately held leading provider of semantic middleware and application development tools since 2009. Mr. Gruber has also been a member of the boards of directors of Stone Panels, Inc., a manufacturing company that produces light weight stone panels that are used on the internal and external surfaces of buildings since 2008, Nanoscale Components, Inc., a privately held company that develops super capacitors since 2008, and Nanocomp Technologies Inc., a privately held developer of energy-saving performance materials and component products from carbon nanotubes since 2009. From 2000 to 2008, he acted as the chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee. He is a Distinguished Life Member of the Materials Information Society (ASM) and a trustee for the Manufacturers Alliance for Productivity and Innovation. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Age 54, Director since 2000

Dr. Linda A. Hill is the Wallace Brett Donham Professor of Business Administration at the Harvard Business School, a position she has held since 1997. Dr. Hill has also been the faculty chair of both the Leadership Initiative and the High Potentials Leadership Program within Harvard Business School. She also served as the faculty chair of the Organizational Behavior unit at Harvard Business School. Since 1994, Dr. Hill has been a member of the board of directors of Cooper Industries, an NYSE-listed diversified global manufacturer of electrical components and tools with 2008 revenues of $6.5 billion. Dr. Hill has served on Cooper Industries’ Management Development and Compensation Committee since 1994. Dr. Hill is the author of several books and articles focusing on the continuing challenges of management and leadership.

Dr. Hill’s community activities include serving on the boards of trustees of Bryn Mawr College, The Bridgespan Group, The Nelson Mandela Children’s Fund USA and Harvard Business Publishing. Dr. Hill has been on the Advisory Board of the Aspen Institute Business and Society Program, and she has served on the Editorial Board of Leadership Quarterly. Dr. Hill was also a member of the Board of Trustees of The Rockefeller Foundation. She received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago and completed her post-doctoral research fellowship at the Harvard Business School.

JOSEPH L. HOOLEY	Age 54, Director since 2009

Mr. Joseph L. Hooley is State Street’s Chairman, President and Chief Executive Officer. Mr. Hooley joined State Street in 1986 and has served as Chairman since January 2011, Chief Executive Officer since March 2010 and President since April 2008. After leading State Street’s U.S. Mutual Fund sales organization, Mr. Hooley joined State Street’s shareholder servicing joint venture with Kansas City-based DST systems. From 1988 to 1990, he served as president and chief executive officer of National Financial Data Services and was president and chief executive officer of Boston Financial Data Services, or BFDS, from 1990 to 2000. He has served as a director of

BFDS since 1992. From 2002 to April 2008, Mr. Hooley served as Executive Vice President and head of Investor Services and, in 2006, was appointed Vice Chairman and Global Head of Investment Servicing and Investment Research and Trading and Operations and Technology. In his various roles within State Street, Mr. Hooley has been responsible for all of State Street’s asset servicing and trading activities worldwide and has served on, and now chairs, the company’s Management Committee, the most senior policy-making officers, giving him a detailed perspective and core understanding of the company’s full range of services and involving him deeply in the company’s key operations, strategic initiatives and client relationships globally.

Mr. Hooley represents the Federal Reserve Bank of Boston as First District member of the Federal Advisory Council and is a member of the Financial Services Forum in Washington, DC. He also has been a director of Boys and Girls Clubs of Boston since 2002 and a director of the President’s Council of the Massachusetts General Hospital since 2009. Since 2007 he has been chairman of the Boston College Center for Asset Management, and since 2006 he has been a member of The Boston Club’s Corporate Advisory Board, which is focused on identifying and recommending qualified women candidates for openings on corporate boards. He received his B.S. degree from Boston College.

ROBERT S. KAPLAN	Age 53, Director since 2009

A Professor of Management Practice at Harvard Business School since 2005, Mr. Kaplan also is an advisory director to Berkshire Partners LLC, a private equity firm which he joined in 2009. Mr. Kaplan was acting president and chief executive officer at Harvard Management Company, which manages Harvard University’s endowment and related financial assets for fiscal year 2007 and also served as an interim chief executive officer from November 2007 to June 2008. Previously, Mr. Kaplan was a Senior Director at the Goldman Sachs Group, which he joined in 1983. During his service at Goldman Sachs, Mr. Kaplan had a broad range of responsibilities, providing him with a regionally diverse and practical knowledge of financial, operational and regulatory issues within the financial services industry. At Goldman Sachs, Mr. Kaplan served as vice chairman from 2002 to 2006, with oversight responsibility for the Investment Banking and Investment Management Divisions, and as a member of the firm’s Management Committee from 2002 to 2006. He served as the global co-head of the Investment Banking Division from 1999 through 2002 and was the co-chief operating officer at Global Investment Banking from 1998 to 1999. Mr. Kaplan became the head of the Americas Corporate Finance Department in 1994 and the co-head of Asia-Pacific Investment Banking from 1990 through 1993. Mr. Kaplan was also a member of the board of directors of Bed, Bath & Beyond, Inc., a NASDAQ-listed retailer, from 2004 until 2009.

Mr. Kaplan is actively involved in community activities, acting since 2000 as co-chairman of the board of Project A.L.S., a not-for-profit dedicated to neurodegenerative disease research, and as co-chairman since 1998 of the board of the Teak Fellowship, a not-for-profit which provides academic support to low-income students from New York City. Mr. Kaplan has also served as co-chair of the executive committee for Harvard University Office of Sustainability Greenhouse Gas Emission Implementation Planning and co-chair of Draper, Richards and Kaplan, a global venture philanthropy firm. Since 2008 he has been a trustee of the Ford Foundation, and of the Jewish Theological Seminary since 2004.

In 2006, Mr. Kaplan was appointed by the Governor of Kansas as a member of the Kansas Healthcare Policy Authority Board. He has been a member of the Investors Advisory Committee on Financial Markets of the Federal Reserve Bank of New York. Mr. Kaplan received his B.S. from the University of Kansas, and an M.B.A. from Harvard University and also was previously employed as a Certified Public Accountant for Peat Marwick Mitchell & Co.

CHARLES R. LAMANTIA	Age 71, Director since 1993

Dr. Charles R. LaMantia retired in July of 1999 as Chairman and Chief Executive Officer of Arthur D. Little, Inc., a worldwide professional service company with activities in management consulting, technology and product development, and environmental, health and safety. He served as president and chief operating officer of

Arthur D. Little, Inc. from 1986 to 1988 and served as president and chief executive officer from 1988 to 1998. He initially joined Arthur D. Little in 1967. From 1981 to 1986, Dr. LaMantia served as president and chief executive officer of Koch Process Systems Inc., an integrated engineering and manufacturing company owned by Koch Industries, Inc. Dr. LaMantia has served on State Street’s board for 18 years, giving him insight into the company’s development and of its operations and business model over an extended period, along with perspective on the significance of new developments. Dr. LaMantia has authored more than 40 papers and articles and is the co-inventor of three U.S patents. Since November 2004, Dr. LaMantia has served on the board of directors of NeuroMetrix, Inc., a NASDAQ-listed science focused medical device company that advances patient care through the development and marketing of innovative medical devices. Dr. LaMantia served as an officer in the United States Navy.

Dr. LaMantia’s community involvement has included serving on the advisory board of the Carroll School of Management of Boston College. He has also served on boards of several not-for-profit organizations including New England Medical Center and the Boston Public Library Foundation, as well as working on the advisory boards of WGBH, the Museum of Science, Columbia Engineering and the Woods Hole Oceanographic Institute. Dr. LaMantia received B.A., B.S., M.S., and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School. He was a Sloan Foundation Fellow, a National Science Foundation Fellow, and is a member of Phi Beta Kappa and Tau Beta Pi.

RICHARD P. SERGEL	Age 61, Director since 1999

Mr. Sergel served as President and Chief Executive Officer of the North American Electric Reliability Corporation (NERC), a self-regulatory organization for the bulk electricity system in North America from 2005 through his retirement from that position in 2009. Prior to joining NERC, he spent twenty five years with the New England Electric System, an NYSE-listed electric utility (and its successor company, National Grid USA) serving as President and Chief Executive Officer from 1998 to 2004. Mr. Sergel is a director of Emera, Inc., a Nova Scotia based energy and services corporation.

Mr. Sergel’s community activities included his service on the board of directors for Jobs for Massachusetts, the Greater Boston Chamber of Commerce, the board of trustees of the Merrimack Valley United Way, Chairman of the Consortium for Energy Efficiency, audit committee service for the Town of Wellesley, Massachusetts and trustee of the Worcester Art Museum.

Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force reserve from 1973 to 1979.

RONALD L. SKATES	Age 69, Director since 2002

Ronald L. Skates currently is a private investor. He served as Chief Executive Officer and President of Data General Corp., which manufactured multi-user computer systems such as minicomputers, workstations, servers and storage devices from November 1989 until October 1999 when EMC Corporation acquired the company. For Data General, he was Senior Vice President of Finance and Administration from November 1986 to August 1988, Executive Vice President and Chief Operating Officer from August 1988 to November 1989 and Chief Financial Officer from November 1986 to August 1987. He began his career at PriceWaterhouse & Co. as a Certified Public Accountant and served as an Audit Partner from July 1976 to November 1986. Since 2003, Mr. Skates has been a director at Raytheon Company, an NYSE-listed developer of technological products specializing in defense, homeland security and other government markets throughout the world. On the Raytheon board of directors, Mr. Skates serves as chairman of the audit committee, member of the executive committee, the compensation committee and public affairs committee. Since 2003, he has been a director of Courier Corporation, an NASDAQ-listed full-service book manufacturer and specialty publisher, and he currently serves as the chairman of the audit and finance committee, member of the compensation and management development committee and a member of the nominating and corporate governance committee. Since 2002 he has also been a director of Gilbane, Inc. a privately held, family owned construction and real-estate company and a member of the nominating and compensation committee. These positions offer him a broad exposure to addressing governance matters in a diversity of industries. From 2000 to 2005, he served as a director of Cabot Microelectronics Corp., an NYSE-listed supplier of sophisticated polishing compounds and a provider of polishing pads which serve as components for modern electronics. During his tenure at Cabot Microelectronics Corp., Mr. Skates was the chairman of the compensation committee from 2001-2005 and a member of the nominating and corporate governance committee from 2001 to 2005.

Mr. Skates is a trustee emeritus of The Massachusetts General Hospital and a trustee of the Massachusetts General Physicians Organization. He holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Age 54, Director since 2001

Mr. Gregory L. Summe is the Vice Chairman of Global Buyout for The Carlyle Group, a leading alternative asset management firm. Prior to joining The Carlyle Group in 2009, Mr. Summe was Chairman and Chief Executive Officer of PerkinElmer, Inc., an NYSE-listed global health science company. He served as President of PerkinElmer from 1998-2007 as Chief Executive Officer from 1999-2008 and as Chairman from 1999-2009. He also served as a senior advisor to Goldman Sachs Capital Partners from 2008-2009. During his tenure at PerkinElmer, Mr. Summe was responsible for changing the business from a diversified defense contractor to a global technology leader in health sciences. Prior to PerkinElmer, Mr. Summe served at AlliedSignal (now Honeywell International) from 1993 to 1998, successively as the President of General Aviation Avionics, President of Aerospace Engines, and the President of the Automotive Products Group. From 1992 to 1993, Mr. Summe was the general manager of commercial motors at General Electric and an associate and then partner at McKinsey & Co., a management consulting firm, from 1983 to 1992.

Mr. Summe currently serves as a director of Automatic Data Processing (ADP), Inc. and is active in a variety of charitable and educational community activities. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School of the University of Pennsylvania. He has published a number of articles in the Harvard Business Review, Electronic Business, and various technical journals and is in the Engineering Hall of Distinction at the University of Kentucky.

ROBERT E. WEISSMAN	Age 70, Director since 1989

Mr. Weissman is State Street’s longest serving director, and he provides a mature confidence and global vision of businesses, including the evolving roles and responsibilities of directors. Since 2001, Mr. Weissman has served as a director of Pitney Bowes Inc., an NYSE-listed provider of mail equipment, where he has served on the audit, governance and compensation committees. Additionally, Mr. Weissman has been a director at an NASDAQ-listed advisory firm, Information Services Group, Inc., since 2006, where he has served on the compensation, governance and audit committees. Since 2001, Mr. Weissman has also been a director at NYSE-listed Cognizant Technology Solutions Corporation, a leading provider of information technology, consulting and business-process outsourcing, devoting his time to the compensation and governance committees. Mr. Weissman has been the chairman of Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe, since 2001. Mr. Weissman served as the chairman and chief executive officer of IMS Health Incorporated, an NYSE-listed leading provider of information to the pharmaceutical and healthcare industries, from 1997 to 2000. From 1996 to 1997, he was chairman and chief executive officer of Cognizant Corporation, the former parent company of IMS Health Inc. Mr. Weissman was chairman and chief executive officer of The Dun & Bradstreet Corp. from 1994 to 1996 and president and chief operating officer from 1985 to 1994.

Mr. Weissman’s community activities include acting as the vice chairman of the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

ITEM 2 – ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

The Board of Directors recommends that shareholders approve the advisory proposal on executive compensation set forth below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the advisory proposal. This is the third consecutive year that our shareholders have had the opportunity to vote on an advisory proposal on executive compensation. In each of the past two years, the “say-on-pay” vote was approved by a significant majority of the votes cast.

State Street maintains an executive compensation program with the goals of attracting, retaining and motivating superior executives and rewarding them for meeting State Street’s short-term and longer-term financial and strategic goals, and driving corporate financial performance and stability, in a manner aligned with appropriate risk management principles. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders through, among other things, the application of deferral periods to a significant amount of both cash and equity-based elements and the integration of performance-based metrics. The overall program is described in this proxy statement under the heading “Executive Compensation” beginning on page 30 of this proxy statement and specifically in the “Compensation Discussion and Analysis” section beginning on page 36 of this proxy statement. In addition, as part of its annual process for determining executive compensation, the Executive Compensation Committee, in addition to other actions undertaken by management, receives: regular updates on regulatory and governmental actions and initiatives concerning compensation and related risk and governance considerations; a specific presentation by senior officers, including our Chief Risk Officer, concerning the alignment of our compensation programs with risk considerations; and the recommendations of our Risk and Capital Committee regarding factors to be considered in compensation decisions. These activities are described under the heading “Executive Compensation – Alignment of Incentive Compensation and Risk” beginning of page 35 of this proxy statement.

The advisory vote is non-binding. Neither the outcome of this advisory vote nor of the advisory vote included in Item 3 overrules any decision by State Street or the Board of Directors (or any of its committees), creates or implies any change to the fiduciary duties of State Street or the Board of Directors (or any of its committees), or creates or implies any additional fiduciary duties for State Street or the Board of Directors (or any of its committees). Although non-binding, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The text of the proposal presented for your approval is as follows:

VOTED:	That the compensation of State Street’s executives, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved; provided, that, this resolution shall not be binding on State Street’s Board of Directors or any of its committees and may not be construed as overruling any decision by the Board or any of its committees.

ITEM 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that you vote for an

ANNUAL

advisory vote on executive compensation

(Item 3 on your proxy card)

The Board of Directors recommends that shareholders vote to conduct an advisory vote on executive compensation every year (on an annual basis) as described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for an ANNUAL frequency of future advisory votes on executive compensation.

Section 14A of the Exchange Act, which is a new section recently added by the requirements prescribed under the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that all public companies include a non-binding advisory vote on executive compensation matters at least once every three years and that at least every six years shareholders be given the opportunity to vote regarding how often the advisory vote on executive compensation should be held. Shareholders may choose from the frequency intervals of annual (every year), biennial (every two years), or triennial (every three years) or may abstain on this matter. In each of the past three years, including this annual meeting, State Street’s shareholders have had the opportunity to act on a non-binding executive compensation vote such as that contemplated by the Dodd-Frank Act. See “Item 2—Advisory Proposal on Executive Compensation” on page 14 of this proxy statement.

State Street’s Board believes that holding an advisory vote on executive compensation every year is appropriate and in the best interests of shareholders at this time, although in the future, with additional experience, the Board may recommend a different frequency. The annual frequency of this vote at this time is consistent with our approach for, and disclosure of, executive compensation matters and also maximizes a shareholder’s opportunity to evaluate and assess executive compensation decisions.

The advisory vote is non-binding. Although non-binding, the Executive Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The text of the proposal presented for your vote is as follows:

VOTED:	That the frequency of annual (every year), biennial (every two years), or triennial (every three years) that receives the highest number of votes cast on this proposal will be considered to be the preferred frequency of the shareholders for State Street to hold future advisory votes on executive compensation; provided, that, this resolution shall not be binding on State Street’s Board of Directors or any of its committees and may not be construed as overruling any decision by the Board or any of its committees.

ITEM 4 – APPROVAL OF 2011 SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 4 on your proxy card)

The Executive Compensation Committee and the Board of Directors have approved and recommend for shareholder approval, the 2011 Senior Executive Annual Incentive Plan, or SEAIP, including the business criteria on which the performance goals are to be based. The SEAIP provides additional incentive to senior executives to achieve targeted levels of corporate financial and strategic performance. The SEAIP is intended as a successor plan to the 2006 Restated Senior Executive Annual Incentive Plan previously approved by the shareholders in April 2006, which we refer to as the 2006 Plan. If approved, the provisions of the SEAIP would be in effect for awards beginning in 2012. If the SEAIP is not approved, no payments will be made under the SEAIP.

The SEAIP is being submitted for shareholder approval to preserve the tax deductibility of awards to senior executives under Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million per year the deductibility of compensation to the Chief Executive Officer and the next three most highly compensated executive officers other than the Chief Financial Officer. This limit does not apply to compensation defined in Section 162(m) as “qualified performance-based compensation.” In order for awards under the SEAIP to constitute “qualified performance-based compensation,” shareholders must approve the material terms of the SEAIP every five years. The material terms of the 2006 Plan were previously approved by shareholders in 2006. In order for awards under the SEAIP to be eligible to qualify as “qualified performance based compensation,” shareholders are now being asked to approve the material terms of the SEAIP, including the business criteria on which the performance goals may be based and the maximum amount of awards payable to any participant for any year under the SEAIP. Approval by shareholders of the SEAIP and certification by the Executive Compensation Committee that targeted performance has been achieved are each a condition to the rights of senior executives to receive any benefits under the SEAIP.

The following is a brief description of the SEAIP. The complete text of the SEAIP is included as Appendix A to this proxy statement.

Eligible Participants

The chief executive officer and other key executives designated by the Executive Compensation Committee may participate in the SEAIP. To receive an award with respect to a calendar year, unless the Committee determines otherwise, a participant must be an employee of State Street, or one of its subsidiaries, on December 31 of that year. Even if a participant is employed on December 31 of the performance year, the Committee may cause the participant’s award, if any, to be forfeited if the participant ceases to be employed prior to the date awards are paid. State Street has 12 executives who are currently eligible to participate in the 2006 Plan and who would be eligible to participate in the SEAIP if it were now in effect.

Performance Goals

Performance goals with respect to an award must be pre-established by the Executive Compensation Committee not later than 90 days after the beginning of the performance year, or any other time as required by Section 162(m).

Corporate achievement of objectively determinable performance goals established by the Committee determines whether, and the extent to which, a participant earns his or her award. The goals are based on any or any combination of the following criteria, determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units: earnings or earnings per share, return on equity, total stockholder return, revenue, market share, quality/service, organizational development, strategic initiatives, risk control, operating leverage or expense. The goals may be determined under U.S. generally accepted accounting principles (GAAP) or on a non-GAAP basis.

No payments under a SEAIP award will be made unless the performance goals are met or exceeded. The Committee may provide, not later than the deadline for establishing performance goals, for objectively determinable adjustments to reflect events (for example, but without limitation, acquisitions, dispositions, joint ventures or restructurings, expenses associated with acquisitions, dispositions, joint ventures or restructurings, amortization of purchased intangibles associated with acquisitions, impact (dilution and expenses) of securities issuances (debt or equity) to finance, or in contemplation of, acquisitions or ventures, merger and integration expenses, changes in accounting principles or interpretations, changes in tax law or financial regulatory law, impairment charges, fluctuations in foreign currency exchange rates, charges for restructuring or rationalization programs (e.g., cost of workforce reductions, facilities or lease abandonments, asset impairments), one-time insurance claims payments, extraordinary and/or non-recurring items, litigation, or tax rate changes) occurring during the year that affect the applicable performance measure. In addition, performance measures determined on a per-share basis will automatically be adjusted to reflect stock splits, reverse stock splits, stock dividends and similar changes to capitalization.

Awards

The Executive Compensation Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded and may reduce, including to zero, amounts otherwise payable under an award. No more than $10,000,000 will be payable under an award to any one individual for any award year, the same limit as was set under the 2006 Plan. All payments will be made in cash, except that the Committee may provide that a portion of the payment be made in State Street common stock issued pursuant to State Street’s equity incentive plan. Stock awards so granted will be governed by the equity incentive plan and, accordingly, will become vested or exercisable, to the extent not already vested, if there is a “change in control” event as defined in the equity incentive plan.

A participant may elect to have all or a portion of an award deferred under deferral rules established by the Committee and consistent with Internal Revenue Code Section 409A. In addition, the Committee may provide that payment of all or a portion of an award payable in cash will be deferred under State Street’s supplemental cash incentive plan, consistent with Internal Revenue Code Section 409A. Cash awards so deferred will be governed by the supplemental cash incentive plan and, accordingly, will become vested, to the extent not already vested, if there is a “change in control” event as defined in supplemental cash incentive plan.

All awards will be made only after certification by the Committee that the performance goals have been achieved.

Administration

The Executive Compensation Committee has complete discretion to construe and administer the SEAIP and to determine eligibility to participate, the performance goals, achievement of the performance goals, the amount of payment to be made under an award and to do everything else necessary to carry out the SEAIP.

Amendment and Termination

The Executive Compensation Committee may at any time amend the SEAIP or the awards under the SEAIP. The Committee may terminate the SEAIP at any time.

Plan Benefits

The following individuals have been designated as participants for 2011 in the 2006 Plan.

Joseph L. Hooley	James S. Phalen
Joseph C. Antonellis	Scott F. Powers
Jeffrey N. Carp	David W. Puth
John L. Klinck	Alison A. Quirk
Andrew Kuritzkes	Edward J. Resch
David C. O’Leary	Michael F. Rogers

The awards that would be payable in the future under the SEAIP cannot be determined because the payment of such awards would be contingent upon attainment of the pre-established performance goals and the actual award may reflect exercise of the Executive Compensation Committee’s discretion to reduce the award otherwise payable upon achievement of the performance goals. For a description of and amounts paid for 2010 under the 2006 Plan to our current named executive officers, see the “Annual Incentive Awards” columns of the table in the “Determination of 2010 Compensation” section on page 43 of this proxy statement and the Summary Compensation Table on page 49 of this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans

Our equity incentive plan presently in effect for use in awarding compensation to our employees, including those of our employees presently participating in the 2006 Plan, was approved by our shareholders in 2009. The following table sets forth the number of outstanding common stock awards, options, warrants and rights granted by State Street to participants in our equity compensation plans, as well as the number of securities available for future issuance under these plans, as of December 31, 2010. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

(Shares in thousands)	(a) Number of securities to be issued upon exercise of outstanding stock awards, options, warrants and rights	(b) Weighted-average exercise price of outstanding stock awards, options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category:
Equity compensation plans approved by shareholders	24,149	$47.96	17,650
Equity compensation plans not approved by shareholders	44	$53.53	—

Total	24,193	$47.97	17,650

Individual directors who are not our employees have received stock awards and cash retainers, both of which may be deferred. Directors may elect to receive shares of our common stock in place of cash. If payment is in the form of common stock, the number of shares is determined by dividing the approved cash amount by the closing price on the date of the annual shareholders’ meeting. All deferred shares, whether stock awards or common stock received in place of cash retainers, are increased to reflect dividends paid on the common stock and, for certain directors, may include share amounts in respect of an accrual under a terminated retirement plan. Directors may elect to defer 50% or 100% of cash or stock awards until a date that they specify, usually after termination of service on the Board. The deferral may also be paid in either a lump sum or in installments over a two- to ten-year period. Stock awards totaling 193,316 shares of common stock were outstanding at December 31, 2010; awards made through June 30, 2003, totaling 44,000 shares outstanding at December 31, 2010, have not been approved by shareholders. There are no other equity compensation plans under which our equity securities are authorized for issuance that have been adopted without shareholder approval. Awards of stock made or retainer shares paid to individual directors after June 30, 2003 have been or will be made under our 1997 or 2006 Equity Incentive Plan, both of which were approved by shareholders.

ITEM 5 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 5 on your proxy card)

The Board of Directors recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the proposal.

The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2011. Ernst & Young LLP has acted as our independent auditor since 1972. We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (United States) and complies with the auditing, quality control and independence standards and rules of that Board and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2011. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if in its view such a change is in the best interests of State Street and its shareholders.

ITEM 6 – SHAREHOLDER PROPOSAL RELATING TO DISCLOSURE OF

CERTAIN POLITICAL CONTRIBUTIONS

The Board of Directors unanimously recommends that you vote

AGAINST

this proposal (Item 6 on your proxy card)

The Board of Directors recommends that shareholders vote against the shareholder proposal described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted against the shareholder proposal.

Trillium Asset Management Corporation, of 711 Atlantic Avenue, Boston, Massachusetts 02111, on behalf of their client JS Weisfeld, the beneficial owner of more than $2,000 of State Street’s common stock entitled to be voted on the proposal at the meeting, and co-proponent, First Affirmative Financial Network, LLC, of 5475 Mark Dabling Blvd., Suite 108, Colorado Springs, CO 80918, the beneficial owner of approximately 6,000 shares of State Street common stock entitled to be voted on the proposal at the meeting, have submitted the proposal as set forth below for inclusion in the proxy statement. The Board of Directors disclaims any responsibility for the content of the proposal and the supporting statement. The text of the proposal and supporting statement, as furnished to us by the co-proponents, are as follows:

Political Contributions Report

Resolved, that the shareholders of State Street (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website.

Supporting Statement

As long-term shareholders of State Street, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “Disclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

State Street contributed at least $160,600 in corporate funds since the 2002 election cycle.

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example the Company’s payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies including Prudential, US Bancorp and Capital One that support political disclosure and accountability and present this information on their websites.

This past year the Company reviewed its policies and we commend them for seriously considering these issues. However, the Company has not changed its policies and its Board and shareholders still need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board believes that preparing additional political contribution disclosure reports is unnecessary, would not be an effective use of State Street’s resources and would not be in the best interests of shareholders.

State Street, in recent years, has rarely made corporate political contributions, but circumstances may arise where such contributions, where legally permissible, may be in State Street’s interests and the interests of our shareholders, our community and other stakeholders. The law prohibits company funds from being used for political contributions at the federal level, and many States prohibit corporate contributions at the state or local levels as well. In the remaining States that allow corporate contributions, contributions are regulated and must be publicly disclosed under applicable law. In many States, information regarding corporate contributions is publicly available in easily accessible online databases. Moreover, other so-called 527 political organizations or trade organizations that are not subject to federal or State election laws are required to publicly disclose to the IRS the contributions they receive. The IRS in turn makes those disclosures available on its website.

State Street’s political contributions are also governed by internal policies, including State Street’s Standard of Conduct (available on our website at www.statestreet.com) and its internal Political Activities Policy. All State Street employees must adhere to these policies. Under these policies, only our Chief Executive Officer may authorize the use of corporate resources in connection with political activities, whether state, federal, foreign or local.

Despite our internal practices and controls and the disclosure already required by federal and state regulations, State Street is conscious that there may be opportunities to appropriately enhance disclosure, but is concerned if any enhancements are not universally applied. The opportunity to lawfully participate in the political process is an important right, and the selective imposition of disclosure requirements on State Street has the potential to place State Street at a disadvantage relative to our competitors and to other participants in the political process, to the detriment of State Street and our shareholders.

State Street provides an opportunity for employees to participate in the political process through State Street’s voluntary employee political action committees, or PACs. The PACs allow employees to pool financial resources to support candidates who promote policies important to State Street and our shareholders. The political contributions made by the PACs are funded entirely by the voluntary contributions of our employees and the PACs’ activities are fully disclosed to the Federal Election Commission or a State board of elections.

In addition, we are concerned that we may not be able to accurately determine the new disclosures related to trade association memberships, as requested by the proposal, and risk misattributing trade association activity beyond our control to State Street. In furtherance of State Street’s business interests, we participate in trade associations. Trade association memberships provide significant benefits to State Street by giving us access to business, technical and industry expertise and by advancing State Street’s commercial interests. Our Regulatory and Industry Affairs group carefully manages our trade association memberships. While we advise trade associations in which we participate of our views, they are independent organizations representing a variety of members’ views, and may take political or policy positions we do not share. Requiring State Street to disclose the political activities of trade associations may give the false appearance that the trade associations’ political activities are attributable to State Street.

Moreover, trade associations are not required to (nor do they generally as a matter of practice) inform their members as to the portion of dues payments that are used for political contributions or expenditures. Trade associations have the option under tax law of informing members of the portion of the members’ dues that went toward lobbying and political activity that is not deductible for tax purposes by the associations. However, given that this is merely an option, there are trade associations that decide to pay the tax and not provide such information to members. More importantly, even when a trade association provides such information, our experience is that it generally is an all-in number that consists of the total of both lobbying and political expenditures. Therefore, in those cases, State Street is not provided with the information necessary to comply with the proposal’s requirement of specific political contribution disclosures regarding trade associations.

Thus, the Board of Directors believes that this proposal is unnecessary, wasteful and not in the best interest of State Street’s shareholders and unanimously recommends that you vote AGAINST this shareholder proposal (Item 6 on your proxy card).

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the annual meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. See “General Information – Could other matters be decided at the meeting?” on page 4 of this proxy statement.

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company, or the Bank. State Street and the Bank are each organized under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s by-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining State Street’s reputation for quality, integrity and high ethical standards.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines, or the Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process and the role of the Lead Director and they contain categorical standards for determining director independence under NYSE listing standards. In general, a director would not be independent under these standards if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees and compensation committee interlocks). The categorical standards also provide specified relationships that, by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix B to this proxy statement. The full Guidelines are available on our website at www.statestreet.com. In addition to the Guidelines, the charters for each committee of the Board and our Standard of Conduct for Employees, Standard of Conduct for Directors and Code of Ethics for Senior Financial Officers are also available on our website. Except as may be specifically incorporated by reference in this proxy statement, information on our website is not part of this proxy statement.

Pursuant to the Guidelines, the Board undertook a review of director independence in February 2011. As provided in the Guidelines, the purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of our non-management directors (Dame Amelia and Ms. Hill and Messrs. Burnes, Coym, de Saint-Aignan, Gruber, Kaplan, LaMantia, Sergel, Skates, Summe and Weissman) meets the categorical standards for independence under the Guidelines, has no material relationship with State Street and satisfies the qualifications for independence under listing standards of the NYSE. In making this determination, the Board considered that the following individuals, or their respective family members, have the following relationships or arrangements that are deemed to be immaterial under the categorical standards for independence included in the Guidelines: commercial relationships with an entity for which the State Street director or family member serves as non-employee director or owner of less than a 10% interest and with respect to which the director was uninvolved in the negotiations (Ms. Hill and Messrs. Skates, Summe and Weissman); and commercial relationships with an entity for which the State Street director or family member serves as an employee, consultant or executive officer where the director does not receive any special benefits from the transaction and the annual payments to or from the entity are equal to or less than the greater of $1 million or 2% of the consolidated gross annual revenues of the other entity during the most recent completed fiscal year (Ms. Hill and Messrs. Kaplan and Summe).

Although State Street does not have a formal policy regarding attendance of directors at the annual meeting, all directors are encouraged to attend. Of the fourteen directors then on the Board, thirteen attended the 2010 annual meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets. State Street has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining its high standards of financial accounting and reporting.

We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our business. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer), as required by the Sarbanes-Oxley Act and SEC rules. Only our Board may grant any waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers, and any waivers will be posted on our website at www.statestreet.com.

Composition of the Board and Director Selection Process

In connection with nominating directors for election each year and evaluating the need for new director candidates as appropriate, the Nominating and Corporate Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole, including skill sets, diversity, specific business background and global or international experience. The Board expects all nominees to possess the following attributes or characteristics:

■	unquestionable business ethics, irrefutable reputation and superior moral and ethical standards;

■	informed and independent judgment with a balanced perspective, financial literacy, mature confidence, high performance standards, and incisiveness;

■

ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with State Street’s operating and administrative procedures; and

■	a global vision of business with the ability and willingness to work closely with the other Board members.

Taken as a whole, the Board expects one or more of its members to have the following skill sets, specific business background and global or international experience:

■	experience in the financial services industry;

■	experience as a senior officer of a well-respected public company;

■	experience as a senior business leader of an organization active in the company’s key international growth markets;

■	experience in key disciplines, such as risk management, of significant importance to the company’s overall operations; and

■	qualification as an audit committee financial expert (as defined by applicable SEC rules).

The director biographies on pages 8 to 13 of this proxy statement indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude he or she should continue to serve as a director of State Street. The Board believes that individually each of the nominees has had substantial achievement in his or her personal and professional pursuits, and has talents, experience and integrity that will contribute to the best interests of State Street and to long-term shareholder value, and the nominees as a group possess the skill sets, specific business background and global or international experience that the Board desires.

State Street does not have a formal or informal policy with respect to diversity, but taken as a whole, strives to have a Board that reflects the diversity (in terms of a number of characteristics, including, gender, race, national origin, age and tenure on the Board) of the company’s key stakeholders and of the various communities in which the company operates. Presently, the Nominating and Corporate Governance Committee and the Board believe the composition of the Board, which currently reflects a range of personal and professional backgrounds, experiences and other characteristics, is reflective of this diversity. As noted above, the Nominating and Corporate Governance Committee includes diversity as a consideration in making its recommendations for nominees for director. The Committee, however, does not assign specific weight to the various factors it considers and no particular criteria is a prerequisite for nomination.

In carrying out its responsibility to find the best qualified candidates for directors, the Nominating and Corporate Governance Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number (617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the above criteria established by the Board for director candidates.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist in conducting this search. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate whom the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Board and the Nominating and Corporate Governance Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for director without regard to whether an individual is recommended by a shareholder or otherwise.

Board Leadership Structure

In October 2009, we announced a management succession plan under which Ronald E. Logue would retire as our Chief Executive Officer on March 1, 2010 and be succeeded in that office by Joseph L. Hooley. Under that plan, Mr. Logue would continue to serve as the non-executive Chairman of our Board of Directors until his planned retirement as a director on January 1, 2011.

In light of Mr. Logue’s planned retirement, our Nominating and Corporate Governance Committee took the opportunity to undertake a formal process to review and evaluate potential structures for board leadership. This review and evaluation included consideration of either continuing to separate the roles of Chairman and Chief Executive Officer, but with an independent Chairman, or returning to a combined Chairman and Chief Executive Officer, with an independent Lead Director whose role had recently been enhanced.

The Nominating and Corporate Governance Committee’s process involved engaging a consultant for the purpose of advising the Committee on relevant board leadership trends and perspectives, both generally and in the financial services industry. The Committee also consulted with current directors, including directors with experience in foreign jurisdictions where the role of the independent Chairman is more prevalent than in the United States, to gain their perspectives and expectations regarding the effectiveness and structure of State Street’s board leadership. In addition, the Committee was mindful of the shareholder proposal submitted to the 2010 annual shareholder meeting in support of separating the roles of chief executive and chairman and of the shareholder’s statement in support of that proposal.

This process culminated in December 2010 with the Nominating and Corporate Governance Committee recommending to the Board, and the Board approving, that Mr. Hooley be appointed Chairman of the Board effective upon Mr. Logue’s retirement. In the context of this determination, Kennett F. Burnes remained in the role of independent Lead Director, the role to which he was appointed in May 2010. As Chairman, Mr. Hooley presides at all meetings of the Board during which he is present and, as described below, works with Mr. Burnes in setting Board agendas and coordinating other Board activities. The Board of Directors believes that Mr. Hooley’s appointment as well as the company’s current leadership structure is the most effective composition for State Street and in the best interests of the Board, the company and its shareholders at this time for the following reasons:

■

As our Chief Executive Officer, Mr. Hooley is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing State Street.

■	A single Chairman and Chief Executive Officer provides strong, consistent and accountable leadership for State Street, without risking overlap or conflict of roles.

■	Oversight of State Street is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.

■	The Chairman and our Lead Director work together to play a strong and active role in the oversight of State Street’s leadership.

Mr. Burnes was appointed Lead Director to serve as the presiding director of the independent directors of the Board (all directors, except for Mr. Hooley) in May 2010. In appointing Mr. Burnes to this position, the Board intended to enhance the role of Lead Director within our corporate governance framework. As Lead Director, Mr. Burnes:

■	is actively involved in all the matters of the Board and each of its committees;

■	participates in, and attends, meetings of all of the Board’s committees providing valuable committee membership overlap to enable optimal agenda coordination;

■	presides at all meetings of the Board at which the Chairman is not present, including all executive sessions of independent directors;

■	serves as a liaison between the Chairman and the independent directors;

■	establishes the agenda and oversees the executive sessions of the independent directors;

■	communicates with the Chairman to provide feedback and also to implement the decisions and recommendations of the independent directors; and

■	approves, in consultation with the Chairman, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings.

The independent directors meet in executive session at every regularly scheduled meeting of the Board and otherwise as needed. The Lead Director is authorized to call additional meetings of the independent directors. The meetings of the independent directors promote additional opportunities, outside the presence of management, for the directors to engage together in discussion of pending and other important matters, and the regularity of these meetings fosters continuity for these discussions and allows for a greater depth and scope to the matters discussed. The role of the Lead Director provides another method to communicate the perspectives of the independent directors, including the matters discussed at the separate meetings of the independent directors, and to effectively integrate those perspectives into Board agendas and materials.

A review of the role, responsibilities and effectiveness of the Lead Director is conducted annually by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee

conducts a review of the current Lead Director by soliciting feedback from members of the Board, and based upon the review, recommends that the Board of Directors elect a member of the Board as its Lead Director for a one-year term.

Communication with the Board of Directors:

Shareholders and interested parties who wish to contact the Board of Directors or the Lead Director should address correspondence to the Lead Director in care of the Corporate Secretary. The Corporate Secretary will review and forward correspondence to the Lead Director or appropriate person or persons for response.

Lead Director of State Street Corporation

c/o Office of the Secretary

One Lincoln Street

Boston, MA 02111

In addition, State Street has established a procedure for communicating directly with the Lead Director by utilizing a third-party independent provider, regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls, or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
333 Research Court
Norcross, GA 30092
USA

For country specific phone numbers please visit www.statestreet.com.

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, any concerns the Lead Director receives for appropriate review. The Lead Director periodically reports to the non-management directors as a group regarding concerns received.

Meetings of the Board of Directors

During 2010, the Board of Directors held thirteen meetings, and each of the directors attended 75% or more of the total of all meetings of the Board and all meetings of the committees of the Board on which such director served during the year (during the period that such director served). Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held thirteen meetings during 2010. Each member of State Street’s Executive Committee, Risk and Capital Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available on our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

Examining and Audit Committee. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for State Street, and sole authority to establish pre-approval policies and procedures for all audit engagements and for any non-audit engagements with the independent auditor. The Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies, and the qualifications, performance and independence of State Street’s independent auditor. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulatory authorities. The Committee reports periodically to the Board as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are, Ronald L. Skates, Chair; Peter Coym, David P. Gruber, Charles R. LaMantia and Richard P. Sergel. During 2010, the Committee held 23 meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and the rules and regulations of the SEC. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the listing standards of the NYSE is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that all members of the Committee, with the exception of Peter Coym, satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the listing standards of the NYSE is interpreted by the Board. None of the members of the Committee serves on more than two other audit committees of public companies.

Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors, except as otherwise limited by the laws of the Commonwealth of Massachusetts or its charter. The purpose and function of the Committee is to review, approve and act on matters on behalf of the Board of Directors at times when it is not practical to convene a meeting of the full Board to address such matters. The Committee, dependent on its meeting activities, if any, reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are Joseph L. Hooley, Chair, Kennett F. Burnes, Amelia C. Fawcett, Richard P. Sergel, Ronald L. Skates and Gregory L. Summe. The Committee did not meet in 2010.

Executive Compensation Committee. The Executive Compensation Committee oversees the operation of all of our compensation plans, policies and programs in which officers who are Section 16 reporting persons participate and certain other incentive, retirement, welfare and equity plans in which all other employees participate. The Committee also oversees the alignment of our incentive compensation arrangements with our safety and soundness. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance, and reviews, determines and approves, in consultation with the other independent directors, the chief executive officer’s compensation level. In addition, the Committee reviews, evaluates and approves the total compensation of all Section 16 officers and oversees State Street’s incentive plans. The Committee is also responsible for approving the terms and conditions of employment and any changes thereto, including any restrictive provisions, severance arrangements, and special arrangements or benefits, of any Section 16 officer. The Committee adopts equity grant guidelines in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Richard P. Sergel, Chair; Amelia C. Fawcett, Linda A. Hill, Robert S. Kaplan and Robert E. Weissman. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and SEC rules and regulations. During 2010, the Committee held 7 meetings.

The Board of Directors has formed a subcommittee of the Executive Compensation Committee and appointed Messrs. Sergel (Chair) and Weissman and Dame Amelia as members of the subcommittee. The purpose and authority of the subcommittee is to perform all functions of the Executive Compensation Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m), including establishing and administering performance goals and certifying the attainment of those goals. Each of Messrs. Sergel and Weissman and Dame Amelia qualify as outside directors for purposes of Section 162(m) and as non-employee directors for purposes of SEC Rule 16b-3. All references to the Executive Compensation Committee in this proxy statement refer to the subcommittee, as appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in overseeing the company’s succession planning process, to identify and recommend nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related-person transactions and reviewing the amount and form of director compensation. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Gregory L. Summe, Chair; Peter Coym, Linda A. Hill, Robert S. Kaplan and Ronald L. Skates. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and SEC rules and regulations. During 2010, the Committee held 6 meetings.

Risk and Capital Committee. The Risk and Capital Committee is responsible for the oversight relating to State Street’s assessment and management of risk, including market, operational, fiduciary, interest rate, liquidity, business and credit risks and related policies. In addition, the Committee provides oversight on strategic capital governance principles and controls and monitors capital adequacy in relation to risk. The Risk and Capital Committee is also responsible for discharging the duties and obligations of the Board under applicable Basel requirements. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Amelia C. Fawcett, Chair; Patrick de Saint-Aignan, David P. Gruber, Joseph L. Hooley, Charles R. LaMantia and Ronald L. Skates. During 2010, the Committee held 13 meetings.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such a transaction, arrangement or relationship must report the proposed related-person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related-person transaction. The policy also permits the Chairman of the Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee (or the Committee Chairman) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Committee Chairman) will review and consider:

■	the related person’s interest in the related-person transaction;

■	the approximate dollar value of the amount involved in the related-person transaction;

■	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

■	whether the transaction was undertaken in the ordinary course of State Street’s business;

■	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party;

■	the purpose of, and the potential benefits to State Street of, the transaction; and

■

any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the related-person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related-person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

■

interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (a) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (b) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year; or

■

transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

Based on information provided by the directors and executive officers, and obtained by the legal department, no related-person transactions were required to be reported in this proxy statement under applicable SEC regulations. In addition, neither State Street nor the Bank had extended a personal loan or extension of credit to any directors or executive officers.

EXECUTIVE COMPENSATION

Process and Procedures for Considering and Determining

Executive and Director Compensation

The Executive Compensation Committee of the Board of Directors has direct responsibility for executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers. In this “Executive Compensation” section of this proxy statement, we refer to the Executive Compensation Committee as, the Committee. Beginning in 2010, the Nominating and Corporate Governance Committee of the Board performs these responsibilities with respect to director compensation. Previously, the Executive Compensation Committee had performed these responsibilities for both executive officers and directors.

Executive Compensation

Under its charter, the Committee is required to approve the compensation of all of our executive officers, other than the chief executive officer, and to act in consultation with the other independent directors on the Board to approve the chief executive officer’s compensation. For all or part of 2010, our executive officers included the six officers named in the tables and related disclosures beginning on page 49 of this proxy statement: Joseph L. Hooley, Chairman, President and Chief Executive Officer; Joseph C. Antonellis, Vice Chairman; James S. Phalen, Executive Vice President; Scott F. Powers, President and Chief Executive Officer of State Street Global Advisors, or SSgA; Edward J. Resch, Executive Vice President and Chief Financial Officer; and Ronald E. Logue, former Chairman and Chief Executive Officer. We refer to Messrs. Hooley, Antonellis, Phalen, Powers and Resch in this proxy statement as our current named executive officers. The process for determining the compensation of the members of our Management Committee of senior-most policy setting officers, each of whom is an executive officer but not all of whom are among our current named executive officers, is materially consistent with the process for our current named executive officers (other than Mr. Hooley). Mr. Logue retired as Chief Executive Officer on March 1, 2010 and as non-executive Chairman on January 1, 2011. Compensation information for Mr. Logue is disclosed in the tables and related disclosures beginning on page 49 of this proxy statement. Due to the nature of his service during 2010 and the related compensation, Mr. Logue did not receive any incentive compensation for the 2010 compensation year.

Notable 2010 Committee Actions

The Committee’s process for considering and determining executive compensation for the 2010 compensation year is described further below in this section. During this process, the Committee discussed and evaluated in detail several specific elements of compensation and its design in light of evolving market practices and regulatory guidance and other factors. Based on these evaluations, the Committee determined to take the following notable actions.

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Performance-Based Restricted Stock Unit Design. In February 2011, the Committee approved performance-based restricted stock units, subject to four-year ratable vesting, for use as the primary equity component of incentive compensation for the current named executive officers for the 2010 compensation year. For the 2010 compensation year, the design of these awards was revised such that the number of shares of common stock issued each year will be determined based on State Street’s return on equity, or ROE, for 2011. The number of shares issued will be less than or more than the initial amount of stock units subject to the award, with a 30% minimum (and no payout in the event of no ROE) and a 130% maximum, based on 2011 ROE performance measured against the level included in the 2011 budget approved by State Street’s Board of Directors. The 30% minimum is reached for 2011 ROE performance at or below approximately 30% of this budget level (but with no payout in the event of no ROE), and the 130% maximum is reached for 2011 ROE performance at or above approximately 140% of this budget level. Each of our current named executive officers, other than Mr. Powers, received all of the equity component of their 2010 incentive compensation in the form of these performance-based restricted stock units. Mr. Powers received approximately 55% of the equity component of his 2010 incentive compensation in the form of these performance-based restricted stock units and, in light of his role as head of SSgA, 45% in the form of three-year performance-based restricted stock units based on the performance of SSgA. These awards are further described beginning on page 40 of this proxy statement under the heading “Compensation Discussion and Analysis—Total Compensation—Incentive Compensation—Design of 2010 Incentive Compensation.”

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CEO Pay Mix. In February 2011, the Committee, in consultation with the Board, determined the components of Mr. Hooley’s 2010 compensation, stated both as a percentage of his total 2010 compensation and as a percentage of his 2010 incentive compensation, as follows:

Compensation Component	Percentage of Total Compensation	Percentage of Incentive Compensation

Base Salary	7.8%	—

Cash Incentive (Non-Deferred)	15.5%	16.8%

Cash Incentive (Deferred)	15.5%	16.8%

Equity Incentive (Deferred Performance-Based RSUs)	61.2%	66.4%

The pay mix outlined in the above components reflects the Committee’s belief that for the chief executive officer position, 2010 equity-based compensation should represent an even greater percentage of compensation than it does for the other current named executive officers. Therefore, as chief executive officer, Mr. Hooley received approximately two-thirds of his incentive compensation in the form of equity (performance-based restricted stock units). Overall, approximately 83% of Mr. Hooley’s 2010 incentive compensation was deferred (performance-based restricted stock units and deferred cash). For the other current named executive officers, the percentage of their 2010 incentive compensation award represented by equity (performance-based restricted stock units, or RSUs) varied by individual and ranged from approximately 53% to approximately 62%. Overall, approximately 81% of the 2010 incentive compensation award for the current named executive officers other than Mr. Hooley was deferred (performance-based restricted stock units and deferred cash).

Compensation Consultant and Data

The Committee has directly retained the services of Hewitt Associates to provide compensation consulting and compensation data services to the Committee in connection with its annual review of executive compensation. In late 2010, Hewitt was acquired by Aon Corporation and is now known as Aon Hewitt Consulting. Hewitt regularly participated in meetings and executive sessions of, and advised, the Committee in connection with its services. Hewitt did not provide other services to State Street during 2010 or in 2011 through the date of this proxy statement.

The Committee believes that in order for its compensation consultant to provide the Committee with appropriate counsel regarding compensation matters, including the amount, elements and structure of executive compensation, the consultant must be independent of management. The Committee has adopted a policy to aid its determination of its compensation consultant’s independence. Under the policy, to be considered independent:

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the primary representative of the consultant that advises the Committee in any year may not participate, directly or by collaborating with other representatives of the consultant, in providing services or products to State Street other than the services provided to the Committee, referred to as additional services, in that year;

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all fees paid by State Street to the consultant for any additional services in any year may not exceed the amount of fees paid by State Street to the consultant for services provided to the Committee during that year, unless approved by the Committee; and

■	the consultant may not provide products or services to any executive officer of State Street.

At a meeting held in December 2010, the Committee reviewed the independence of Hewitt under this policy, including the October 2010 acquisition of Hewitt by Aon and Aon’s ownership of McLagan Partners, a provider of information and other services to SSgA and our Global Human Resources Department. In this review, the Committee also discussed and evaluated fees paid to McLagan Partners and the segregation both of Hewitt within the Aon corporate family and of the primary representative of Hewitt from services provided by Aon affiliates (including McLagan Partners). Following this review and evaluation, the Committee determined Hewitt to be independent.

To supplement the data provided by Hewitt, the Committee also received data prepared by two other firms, Towers Watson & Co. and McLagan Partners, each of which was engaged by our Global Human Resources Department based on the respective firm’s specialized expertise in the financial services industry. Towers Watson and McLagan Partners have provided other services to State Street in the past and may do so in the future. As noted above, in October 2010, McLagan Partners became an affiliate of Hewitt as a result of its parent corporation, Aon’s, acquisition of Hewitt. Fees paid by State Street to McLagan Partners from October 2010 through December 2010 were less than $120,000.

Committee Meetings

The Committee’s process for determining annual incentive compensation for executive officers for any year ordinarily concludes with its approval and award of that compensation, usually in late February or early March of the following year. Following the Committee’s approval and award of 2009 incentive compensation in late February 2010 and including its February 2011 approval of 2010 incentive compensation, the Committee met seven times to, among other things, review, consider and evaluate a variety of corporate and market performance factors and events, compensation structuring and design issues, regulatory guidance and trends relating to compensation in the United States and in the global markets in which we operate. During these meetings, the Committee received regular updates, including by the Committee’s independent compensation consultant and external legal counsel, on, among other things, regulatory, governmental and marketplace actions and initiatives concerning compensation and related risk and governance considerations, particularly with respect to the financial services industry.

“Say-on-Pay”

One recent legislative development was the passage of the Dodd-Frank Act in July 2010. Among the provisions of the Dodd-Frank Act most relevant to the activities of the Committee is the Act’s requirement that public companies offer their shareholders the opportunity to take a non-binding “say-on-pay” vote to approve the compensation of executives disclosed in the proxy statement. In addition, the Act requires that public companies offer their shareholders the opportunity to take a non-binding “say-on-frequency” vote to determine whether the “say-on-pay” vote should be held every one, two or three years. State Street has held annual “say-on-pay” votes in each of the last two years, and these votes have been approved by a significant majority of the votes cast. In January 2011, the Committee evaluated our “say-on-pay” practices in light of the requirements of the Dodd-Frank Act and, consistent with the recommendation of our management, recommended to the Board of Directors that the Board recommend that our shareholders vote to approve an annual frequency for our “say-on-pay” vote. The Board followed the Committee’s recommendation and the same recommendation from the Nominating and Corporate Governance Committee at the Board’s February 2011 meeting.

Peer Group

With respect to the approval of incentive compensation for 2010, the Committee instructed Hewitt to compile data on compensation paid to comparable executives at a peer group of companies for the purpose of benchmarking State Street’s executive and director compensation. Data provided by Towers Watson and McLagan Partners were also used for this purpose. At the Committee’s instruction, Hewitt had previously worked with management to develop a list of peer group companies that was recommended to, and approved by, the Committee. The peer group, the members of which are described below on page 37 of this proxy statement under the heading “Compensation Discussion and Analysis—Overview—Benchmarking,” consisted of financial services companies against which State Street competes both for business and executive talent. The peer group is segmented based on factors such as asset size to help make sure that no particular comparison produces a disproportionate result. Hewitt and Towers Watson also collected publicly available information about the financial performance of companies in the peer group.

At a December 2010 meeting of the Committee, Hewitt presented a report in which it reviewed the total compensation paid to executives at companies in the peer group for 2009 (the most recent full year for which this specific data was available) and, where the comparable positions existed at State Street among our current named executive officers, ranked our total compensation for 2009 compared to the peer group’s median. For these purposes, and as otherwise discussed in this proxy statement, the Committee considers total compensation to consist of base salary and incentive compensation. The report also included information about pay mix (base salary, bonus and long-term incentives) and, where available, detailed information for each position, showing compensation paid at the 25th percentile, the median, the average and the 75th percentile. At subsequent meetings in January and February 2011, the Committee reviewed additional financial and compensation analysis, including data regarding announced 2010 incentive compensation actions by peer group companies. During these meetings, the Committee was also provided with projected and actual State Street financial data for use in assessing the financial data provided for the peer group.

Risk Review

In December 2010, the Committee met with our Chief Risk Officer, our Chief Legal Officer and our Chief Administrative Officer to review the alignment of our incentive compensation plans for all State Street employees, including the current named executive officers, with risk management principles. In addition, the Executive Compensation Committee received recommendations from the Risk and Capital Committee as to factors that committee deemed relevant to compensation decisions made by the Executive Compensation Committee. These matters are described below beginning on page 35 of this proxy statement under the heading “Alignment of Incentive Compensation and Risk.”

Individual Determinations

In December 2010, the Lead Director initiated a process for reviewing Mr. Hooley’s performance during 2010. Mr. Hooley prepared a self-evaluation for the Board that analyzed his performance for 2010. The Lead Director solicited the views of the independent directors on Mr. Hooley’s performance. The directors, other than Mr. Hooley, discussed Mr. Hooley’s performance prior to and at a January Board meeting. Mr. Logue, who served as Chairman until January 1, 2011, did not participate in these discussions.

Mr. Hooley is responsible for making compensation recommendations to the Committee for the other current named executive officers. In preparing these recommendations, Mr. Hooley works with our Chief Administrative Officer, our head of Global Human Resources and our head of Global Total Rewards and has access to the data available to the Committee. Mr. Hooley’s compensation recommendations for the total compensation of each officer for 2010 reflected his assessment of the overall performance of the relevant current named executive officer. At a meeting in January 2011, Mr. Hooley reviewed with the Committee performance assessments and potential compensation ranges for Messrs. Antonellis, Phalen, Powers and Resch, including the levels of incentive compensation and of total compensation. Mr. Hooley also provided this review to the Board of Directors at a February Board meeting.

Our Global Human Resources Department prepared tally sheets for the Committee, which describe and quantify various aspects of compensation and wealth accumulation for the current named executive officers, including information on pension and supplemental benefits, aggregate value of outstanding equity awards, value realized upon the vesting of stock awards and the exercise of stock options over the past five years, earnings and balances under non-qualified deferred compensation plans and potential severance payments upon termination of employment. The tally sheets were part of the overall information available to the Committee in assessing the context in which the total compensation for the year is delivered.

At its late February 2011 meeting, the Committee developed a preliminary determination for 2010 total compensation for Mr. Hooley. The Committee then presented to, and discussed with, the independent directors on the Board (without Mr. Hooley present) this preliminary determination. Following this discussion, the Committee, independent of the other directors, met and approved 2010 total compensation for all of the current named executive officers, including Mr. Hooley. All of the foregoing determinations were made with the benefit of events and matters reviewed, considered and evaluated at the preceding meetings of the Committee during 2010 and 2011.

Also in late February 2011, the Committee reviewed 2010 financial results for purposes of our incentive plans and performance metrics for periods ended December 31, 2010.

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The first performance period (2010) for the four-year performance-based restricted stock units granted as part of 2009 incentive compensation to each of the current named executive officers and Mr. Logue ended. The relevant performance target for this one-year performance period was ROE, determined in accordance with GAAP, of 14%. Actual performance for the relevant performance period was 11.6%, as adjusted for pre-established, objectively determinable factors. Based on this performance, 76% of the restricted stock units vesting after one year (25% of each individual’s award) converted into State Street common stock.

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The sole performance period (2009-2010) for the two-year performance-based restricted stock units granted to Mr. Powers under his April 2008 Terms of Hire ended, and based on the relevant performance targets the awards did not pay out. The relevant performance targets for this two-year performance period were: (1) cumulative operating-basis[1] earnings per common share of $10.14, which target was weighted 70%; and (2) average annual operating-basis ROE of 17%, which target was weighted 30%. Actual performance for the relevant performance period was $7.51 cumulative operating-basis earnings per common share and 13.05% average annual operating-basis ROE, each as adjusted for pre-established, objectively determinable factors. Based on this performance, the restricted stock units vesting after the two-year performance period (100% of Mr. Powers’ award) did not convert into any shares of State Street common stock, as the performance thresholds were not reached.

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The third performance period (2007-2010) for the special performance awards granted to Messrs. Hooley and Antonellis in December 2006, in connection with their appointment to the office of Vice Chairman, ended. The relevant performance target for this four-year performance period was average annual ROE, determined on an operating basis, of 10%. Actual performance for the relevant performance period was 15.57%, as adjusted for pre-established, objectively determinable factors. Based on this performance, 100% of the restricted stock units vesting (25% of each individual’s award) converted into State Street common stock.

Non-Employee Director Compensation

With respect to our non-employee directors, we target their compensation at the median of the companies in our peer group. At the beginning of each year, Hewitt prepares a review of director compensation at the same peer group of companies that we use for executive compensation generally and provides that information to

[1]	State Street measures and reports its financial performance in accordance with GAAP. It also separately measures and compares its financial performance on an operating basis, which reflects revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of its business. State Street reviews its results on an operating basis, as these results, in addition to results presented in accordance with GAAP, facilitate comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations.

management. The summary includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers, meeting fees and equity awards. Data is also provided that differentiates compensation by board position, such as committee chairs and lead directors. Hewitt also provides data showing trends in director compensation. For 2010 director compensation, management and Hewitt met to review the data with the Nominating and Corporate Governance Committee at a meeting in April 2010. The Nominating and Corporate Governance Committee then made its recommendation to the Board, which, following the May 2010 annual meeting of shareholders, approved director compensation for all non-employee directors other than Mr. Logue effective through the 2011 annual meeting of shareholders.

Also at the May 2010 Board of Directors meeting, the Board appointed a new Lead Director and evaluated the responsibilities of that role, including an understanding that the Lead Director would attend most meetings of the Board’s standing committees. Following this discussion, the Nominating and Corporate Governance Committee of the Board requested that Hewitt provide it with additional data concerning lead director compensation and also for risk committee compensation. At its June 2010 meeting, the Nominating and Corporate Governance Committee reviewed this additional data, including data reflecting 2010 peer group proxy filings. Following its review of these data, the Nominating and Corporate Governance Committee determined to recommend that the Board increase the 2010 annual retainers for the Lead Director and for members of the Risk and Capital Committee. At its meeting in June 2010, the Board of Directors approved the increases recommended by the Nominating and Corporate Governance Committee.

The non-employee director compensation arrangements currently in effect are described beginning on page 64 of this proxy statement under the heading “Director Compensation Arrangements.” 2011 non-employee director compensation is expected to be determined by the Board upon the recommendation, as noted above, of the Nominating and Corporate Governance Committee of the Board.

Mr. Logue’s compensation as non-executive Chairman of the Board for 2010 was determined by the Executive Compensation Committee at the time of our October 2009 announcement of our Chief Executive Officer succession plan. In setting this compensation, the Committee acted with the concurrence of the other independent directors. In so doing, the Committee and the other independent directors considered the planned role and responsibilities of the non-executive Chairman of the Board and other publicly available materials. The role of non-executive Chairman of the Board did not exist with sufficient regularity within the peer group, and therefore peer group market data were not of particular relevance for this purpose.

Alignment of Incentive Compensation and Risk

In its annual process, the Executive Compensation Committee receives regular updates, including by its independent compensation consultant and its outside legal counsel, on regulatory and governmental actions and initiatives concerning compensation and related risk and governance considerations, particularly with respect to the financial services industry. For 2010, these updates included: final guidance issued by the Board of Governors of the Federal Reserve System in June 2010 regarding sound incentive compensation policies; passage and initial implementation of the Dodd-Frank Act; proposed and final guidance and regulations from banking regulators in Europe and Asia concerning compensation and risk principles; and specific actions and inquiries undertaken by state and federal authorities concerning compensation practices. The Committee also received updates on compensation actions, including new design elements, taken by other major financial services firms. These developments focused primarily on aligning compensation with risk principles, and each informed the decisions of the Committee in making its incentive compensation decisions for 2010.

Consistent with the principles outlined in this evolving framework, we have established a committee of senior representatives of our Enterprise Risk Management, Compliance, Internal Audit, Finance, Legal and Global Human Resources departments to serve as a forum for the risk management and internal control functions to formally review and provide their assessment of incentive compensation arrangements throughout the organization. This review and assessment is intended to promote the consistency of our incentive compensation arrangements with the safety and soundness of State Street and the alignment of these arrangements with applicable regulatory guidance and regulations.

In addition, we have identified those employees throughout our organization who individually or as a group are responsible for activities that may expose us to material amounts of risk. We have reviewed the incentive compensation arrangements used to compensate these employees in light of identified risks relevant to their respective responsibilities. We have also reviewed the design and governance of our incentive compensation plans applicable to all of our employees for alignment with applicable regulatory guidance. Representatives of the control function committee described above participated in these activities and the results of these reviews were evaluated by that committee. Our Chief Risk Officer, Chief Legal Officer and Chief Administrative Officer presented the results of these reviews to the Executive Compensation Committee in December 2010.

Also in 2010, we introduced a formal process for integrating the perspectives of our Risk and Capital Committee into compensation decisions made by the Executive Compensation Committee. For 2010, the Risk and Capital Committee evaluated material risks applicable to State Street and management actions during the year designed to mitigate those risks. The Risk and Capital Committee then made recommendations to the Executive Compensation Committee as to positive or negative factors to be considered in compensation decisions. These recommendations were presented to the Executive Compensation Committee by the Chair of the Risk and Capital Committee, who is also a member of the Executive Compensation Committee.

As a result of these reviews and processes, we believe that our compensation policies and practices for employees do not create risks or incentivize inappropriate behavior that are reasonably likely to have a material adverse effect on us. We will continue to monitor developments in this area and may, as we believe appropriate, make related adjustments to our compensation practices.

Compensation Discussion and Analysis

Overview

The goals of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and longer-term financial and strategic goals, and to drive corporate financial performance and stability, in a manner aligned with appropriate risk management principles. Our compensation objective is to target the total compensation of our executives (which, as viewed by the Executive Compensation Committee, consists of fixed base salary and variable incentive compensation) at the median of a peer group of companies if we attain anticipated performance and, at higher performance levels, to recognize exceptional performance.

The Committee implemented its 2010 incentive compensation following its consideration of corporate financial performance relative to 2009, overall corporate financial stability and several strategic initiatives accomplished during 2010. Overall, corporate financial performance was stronger than in 2009, with increases in operating-basis earnings per common share and revenue. In addition, 2010 year-end capital ratios represented significant capital stability, we completed important acquisitions and we initiated a multi-year global program designed to enhance service, deliver efficiencies and position us for accelerated growth. The Committee’s consideration of these and other factors in its 2010 compensation determinations is described below beginning on page 43 of this proxy statement under the heading “Determination of 2010 Compensation—Significant Factors.”

We have included in our annual proxy statement for each of the last two years a non-binding “say-on-pay” vote requesting our shareholders to approve the executive compensation disclosed in the proxy statement. These prior “say-on-pay” votes were consistent with the similar matter on the agenda for the 2010 annual meeting of shareholders described on page 14 of this proxy statement. In each of the last two years, the “say-on-pay” vote was approved by a significant majority of the votes cast. In February 2011, the Committee was aware of these prior “say-on-pay” approvals when making its compensation determinations for 2010.

Forms of Incentive Compensation. The incentive compensation component of total compensation represents a substantial portion of an executive’s compensation and a considerable portion of that is deferred; either over a two-year period, in the case of deferred cash; over a four-year period, in the case of the four-year performance-based equity awards for all of our current named executive officers; or after a three-year period, in the case of the three-year SSgA performance-based equity awards forming approximately 45% of the equity component of Mr. Powers’ 2010 incentive compensation. Immediately available cash is a smaller component of incentive compensation than is the total of the deferred components. Our overall compensation program includes other elements. See pages 46 to 48 of this proxy statement.

Deferral and Performance Metrics. The four-year and three-year deferral periods for equity awards align the value of the award with the performance of State Street stock and therefore further align the interests of our executives with those of our shareholders. These deferral periods also encourage executive retention. In addition, the number of shares ultimately earned under these equity awards is determined based upon the achievement of a specific future financial performance metric. A compensation recovery, or “clawback,” mechanism applies to deferred cash and equity incentive compensation and encourages executives to act within a risk framework consistent with corporate risk standards and polices. This mechanism is described below on page 42 of this proxy statement under the heading “Total Compensation—Incentive Compensation—Clawback Provisions.”

Deferred Compensation Mix. In order to support a compensation program that balances risk management, shareholder alignment and executive retention considerations, the Committee believes a significant amount of incentive compensation should take the form of multi-year equity-based awards and that a significant portion of the cash-based incentive compensation should also be deferred. For 2010, the Committee determined that these effects should be emphasized for the chief executive officer position, in comparison to their already significant application for the other current named executive officers. Therefore, approximately 17% of Mr. Hooley’s 2010 incentive compensation award was in the form of non-deferred cash. The remaining approximately 83% of his incentive compensation award had deferred elements, with approximately 66% in the form of performance-based restricted stock units and approximately 17% in the form of deferred cash. For the other current named executive officers, on average, approximately 19% of the total 2010 incentive compensation award was in the form of non-deferred cash, with the remaining approximately 81% having deferred elements: approximately 57% in the form of performance-based restricted stock units and approximately 24% in the form of deferred cash. The elements of our incentive compensation are further described below beginning on page 40 of this proxy statement under the heading “Total Compensation—Incentive Compensation—Design of 2010 Incentive Compensation.”

Benchmarking. Among the many factors used in determining executive compensation, we benchmark our total compensation against a peer group of companies with which we compete in business and for executive talent. For 2010 compensation, for all of our current named executive officers except for Mr. Hooley and Mr. Powers, this peer group of companies consisted of:

American Express	Bank of New York Mellon
BlackRock	Franklin Resources
Goldman Sachs	JP Morgan Chase
Marsh & McLennan	Morgan Stanley
Northern Trust	PNC Financial Services
U.S. Bancorp	Wells Fargo

For Mr. Hooley, our President and Chief Executive Officer, the Committee, after discussion with the other independent directors on the Board, used a selected peer group of companies consisting of:

American Express	Bank of New York Mellon
JP Morgan Chase	Northern Trust
PNC Financial Services	U.S. Bancorp
Wells Fargo

For Mr. Powers, the President and Chief Executive Officer of SSgA, the Committee used a selected peer group of investment management firms consisting of:

AllianceBernstein	BlackRock
BNY Mellon Asset Management	Fidelity Investments
Invesco Plc	JPMorgan Asset Management
Mellon Capital Management	MFS Investment Management
Morgan Stanley Investment Management	Vanguard

For each of Messrs. Hooley and Powers, the respective peer group was chosen to comprise companies viewed by the Committee (and with respect to Mr. Hooley, by the other independent directors on the Board) as the most relevant comparators for the chief executive officer position of State Street or for the chief executive officer position of SSgA, as the case may be, based on the belief that they are most representative of the talent pool which we may draw upon for recruiting or comparing the position. For purposes of this Compensation Discussion and Analysis, even though the peer groups may be different for a particular executive, we refer to these peer groups throughout as the peer group. In addition to benchmarking total compensation, we also use the peer-group companies for information on the mix of cash and equity compensation.

Process and Factors. The process and procedures the Committee followed in determining executive compensation, are discussed above beginning on page 30 of this proxy statement under the heading “Process and Procedures for Considering and Determining Executive and Director Compensation.” The factors that the Committee (and the independent directors on the Board, in the case of Mr. Hooley) considered in determining total compensation for each of the current named executive officers are discussed below on page 43 of this proxy statement under the heading “Determination of 2010 Compensation.” Before analyzing that determination, however, we first discuss the various elements of total compensation—why we pay each element, how we determine the amount to pay and how each element fits into our overall compensation program.

Total Compensation

Our total compensation consists of base salary and incentive compensation, which comprises both cash and equity. In addition, our executive officers are permitted to defer certain compensation and are entitled to retirement benefits (the defined benefit portion of which we froze in 2008, with the last transition period for our current named executive officers ending on December 31, 2010), change in control protection and perquisites that may differ from those generally available to other employees. For purposes of benchmarking against the peer group, we define total compensation to solely include base salary and incentive compensation.

For each current named executive officer, the Committee makes a determination of the appropriate aggregate level of total compensation for the year. This determination of actual total compensation, evaluation of corporate performance and assessment of whether exceptional performance should be rewarded is based upon a subjective analysis of many factors, including measurements of corporate financial performance and stability and individual performance. The determination of actual total compensation does not result from a specific formula, and the achievement of any particular goal or target does not automatically result in any particular level of compensation. In general, corporate performance measures are the predominant factors in making compensation determinations for each of the current named executive officers, due to the ability of these officers, as a result of their position in the company, to significantly influence these measures on a corporate scale. In addition to corporate performance measures, the Committee and Mr. Hooley included in their respective determinations and recommendations as a secondary factor an evaluation of the relevant officer’s individual performance in light of the scope of his role and responsibilities. This evaluation consisted of a subjective assessment of the officer’s overall performance relative to goals established for that officer in five key areas—delivering on our financial commitments, driving our strategy, strengthening our organization, engaging our employees and enhancing our culture—as well as other less formal indications and evaluations of the officer’s performance.

Base Salary

Each of our current named executive officers received a fixed base salary in 2010, which was paid periodically in cash during the year. The Committee adopted a policy in 2006 of reviewing executive base salary levels every two years. For all current named executive officers, base salary historically has been a relatively smaller portion of total compensation, allowing us to vary annual total compensation to reflect performance and other factors deemed relevant at the time. Consistent with our policy, the base salary for all current named executive officers other than Mr. Hooley was established in late February 2010 and has not been changed for 2011.

Mr. Hooley’s base salary was established in October 2009, in connection with the announcement of our management succession plan, and was effective in March 2010. The evaluations of base salary were made with reference to the median base salary paid to comparable executives in the peer group and, in the case of Mr. Hooley, in light of his planned service as Chief Executive Officer beginning in March 2010. In making these evaluations, the Committee was also mindful of the $1 million maximum level of the non-performance-based compensation deduction limitation under Section 162(m) of the Internal Revenue Code.

Base salary levels for the other current named executive officers approved in February 2010 (for 2010 and 2011) were as follows: Mr. Antonellis, $800,000, an increase from $725,000; Mr. Phalen, $750,000, an increase from $550,000; Mr. Powers, $800,000, an increase from $750,000; and Mr. Resch, $800,000, an increase from $700,000. While maintaining the philosophy described above that base salary for executives of this seniority should remain a relatively smaller portion of total compensation, the new base salaries for the named executive officers reflect the Committee’s recognition of evolving market practices reflecting an increase in the fixed component of compensation relative to the variable incentive component. Therefore, the noted increases in base salary (except where concurrent with an increase in responsibilities) were not an effort to increase the overall level of total compensation, but rather, the further integration of evolving market standards into our compensation structures through a moderate shift in the relative levels of the components of total compensation.

Effective March 1, 2010, Mr. Logue retired as Chief Executive Officer and, effective January 1, 2011, he retired as our non-executive Chairman of the Board. During January and February of 2010, Mr. Logue received the ratable portion of a $1 million annual base salary. For the remainder of 2010, Mr. Logue received the ratable portion of a $500,000 annual director fee. Mr. Logue’s compensation as non-executive Chairman is described below under the heading “Director Compensation Arrangements” beginning on page 64 of this proxy statement.

Incentive Compensation

Incentive compensation represents the balance of an executive’s total compensation. The amount of incentive compensation earned by each executive depends upon the attainment of performance objectives and, for a significant portion, the performance of our stock. This performance-based compensation aligns executive compensation with our goals for financial performance and encourages a high level of individual contribution to that performance. The Committee reviews data for the peer group in evaluating certain aspects of our incentive compensation arrangements, such as the portion of total compensation represented by fixed and variable elements and the overall amount of those elements, the ratio between annual and long-term incentive compensation and the relative allocation of incentive compensation between cash and equity.

Incentive compensation is viewed both in the aggregate as a component of total compensation and also as a collection of individual components. These components, in the form of varying types of cash and equity-based awards, along with the relative mix and weighting of compensation among these types of awards, each support the compensatory, incentive and retention goals of our compensation program and are designed to align with appropriate risk management principles. As noted above, the general process for determining incentive compensation for the current named executive officers first involves a determination of total compensation, from which the aggregate amount of incentive compensation is obtained by subtracting the base salary component. This amount is then allocated between the short-term and long-term components of incentive compensation and the applicable plans.

Design of 2010 Incentive Compensation. The incentive compensation awarded to our current named executive officers for the year ended December 31, 2010 was composed of the following primary components:

■	performance-based restricted stock units vesting over a four-year period, or in the case of approximately 45% of Mr. Powers’ equity incentive award, after three years;

■	deferred cash vesting over a two-year period; and

■	non-deferred cash.

In developing and approving the design of 2010 incentive compensation, including the design of the performance-based restricted stock units, the Committee considered a number of factors, including:

■	the alignment of the performance-based restricted stock unit design with the performance of the company over time, including risk considerations;

■	market practices in the design of equity-based incentive compensation;

■	factors associated with the current economic and competitive hiring market environments;

■	the design of prior performance-based restricted stock unit awards granted by the company; and

■	evolving regulatory capital standards.

For all of our current named executive officers other than Mr. Powers, the equity component of 2010 incentive compensation consisted entirely of four-year performance-based restricted stock units that vest and convert into unrestricted, transferable shares of State Street common stock according to both performance-based and time-based criteria. The performance vesting criteria for these awards is based on State Street’s ROE for 2011. ROE is calculated using metrics determined in accordance with GAAP, subject to adjustment for pre-established, objectively determinable factors. If State Street’s ROE for 2011 equals the level included in the 2011 budget approved by State Street’s Board of Directors, the conversion rate of the restricted stock units into State Street common stock will be 100%. The conversion rate is adjusted ratably above or below 100%, respectively, in the event ROE is greater than or less than the 2011 Board-approved budget level. The maximum conversion rate is 130% and the minimum conversion rate is 30% (except in the event of no ROE, in which case there is no payout). The 130% maximum is reached for 2011 ROE performance at or above approximately 140% of the Board-approved budget level, and the 30% minimum is reached for 2011 ROE performance at or below approximately 30% of this budget level (but with no payout in the event of no ROE). Time-based vesting of these awards will occur in equal annual installments over a four-year period. Therefore, 25% of the restricted stock units will vest annually for four years, with those units converting into shares of State Street common stock based upon the conversion rate determined by 2011 ROE. Due to the performance-based conversion adjustment, the ultimate number of shares received under the award may be more or less than the initial number of restricted stock units awarded.

Mr. Powers received approximately 55% of the equity component of his 2010 incentive compensation in the form of the above-described four-year performance-based restricted stock units. The remaining approximately 45% of the equity component of his 2010 incentive compensation was awarded in the form of performance-based restricted stock units that “cliff” vest after three years and with a performance metric associated with the financial performance of SSgA, the business unit for which he is primarily responsible. Senior officers of SSgA also receive these three-year “cliff” vesting performance-based restricted stock awards. This form of incentive compensation is designed to align the compensation of SSgA’s officers with the compensation offered by other investment management firms. In awarding these three-year performance-based restricted stock awards to Mr. Powers, the Committee believed it to be important for his compensation to reflect this alignment with other senior officers of SSgA and with the investment management industry overall. Separately, the Committee also believed it was important to recognize and highlight the progress SSgA had achieved under Mr. Powers’ leadership in advancing its management, organizational and operational structure and enhancing its risk and compliance functions to address issues arising out of the financial crisis. Therefore, in June 2010, the Committee granted Mr. Powers, outside of the regular annual total compensation cycle, a four-year vesting restricted stock award of 103,924 shares of State Street common stock. The award has vesting and other provisions designed to promote retention of Mr. Powers’ services and skills.

The performance vesting criteria for the three-year “cliff” vesting restricted stock units awarded to Mr. Powers is based on growth in SSgA’s operating-basis net income before tax, or Operating NIBT, for 2011 measured against 2010. Growth in SSgA’s Operating NIBT is subject to adjustment for pre-established, objectively determinable factors. If growth in SSgA’s Operating NIBT for 2011, measured against 2010, equals the level included in the 2011 budget approved by State Street’s Board of Directors, the conversion rate of the restricted stock units into State Street common stock will be 100%. The conversion rate is adjusted ratably above or below 100%, respectively, in the event growth in SSgA’s Operating NIBT is greater than or less than the 2011 Board-approved budget level. The maximum conversion rate is 150% and the minimum conversion rate is 30% (except in the case of no 2011 growth in SSgA Operating NIBT, in which case there is no payout). The 150% maximum is reached for percentage growth in SSgA Operating NIBT (relative to 2010 results) at or above approximately 145% of the Board-approved budget level, and the 30% minimum is reached for percentage growth in SSgA Operating NIBT (relative to 2010 results) at or below approximately 30% of this budget level (but with no payout in the event of no 2011 growth in SSgA Operating NIBT). These performance-based restricted stock units operate with “cliff” vesting after three years. Therefore, the units vest without any periodic vesting prior to the completion of three years. All of the units vest after three years and will convert into shares of State Street common stock based upon the conversion rate determined by 2011 growth in SSgA Operating NIBT. Due to the performance-based conversion adjustment, the ultimate number of shares received under the award may be more or less than the initial number of restricted stock units awarded.

The deferred cash awards for 2010 awarded to all current named executive officers will vest ratably over the eight fiscal quarters following the date of grant, subject to acceleration in certain events, and unpaid amounts are credited interest at a rate of 3% per annum. The non-deferred cash awards for 2010 were paid in March 2011.

Incentive Compensation Guidelines. Each year, the Committee establishes guidelines for the amount of annual and long-term incentive awards for each current named executive officer. These guidelines represent an initial payout opportunity based on the company’s operating-basis net income before income taxes and incentive compensation, which we refer to as Operating NIBTIC, with adjustments, determined by the Committee in its discretion, based upon capital, risk, business and other considerations. As applied to the annual component of incentive compensation under the Senior Executive Annual Incentive Plan, or SEAIP, described below, to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code, these adjustments must involve a reduction to Operating NIBTIC. On a net basis, for both the annual and long-term components of incentive compensation, the Committee has historically exercised negative discretion in the determination and application of Operating NIBTIC; for example, by including or excluding the financial effects of significant corporate events during the year.

Prior to adjustment by the Committee, 2010 Operating NIBTIC was $3.2 billion. For incentive compensation purposes, the Committee determined it was appropriate to apply a net reduction in determining 2010 Operating NIBTIC, resulting in Operating NIBTIC of $2.7 billion. This net reduction primarily reflected the inclusion in Operating NIBTIC of a second-quarter 2010 charge associated with our securities finance operations. The effects of including that charge were partially offset by a slight increase to Operating NIBTIC applied by the Committee following its subjective assessment of a variety of capital and balance sheet strength factors, key capital ratios, quality of earnings and risk considerations, including the repositioning of our investment portfolio undertaken in December 2010. The net reductions in Operating NIBTIC for 2010 had the corresponding effect of reducing the payout opportunity guideline for each of the current named executive officers under the SEAIP and the long-term incentive plan described below. For a discussion of the factors considered by the Committee in determining amounts awarded under these plans for 2010, see “Determination of 2010 Compensation,” beginning on page 43 of this proxy statement.

We use the SEAIP, previously approved by our shareholders, to provide our current named executive officers with annual incentive compensation, the payment of which is dependent upon the achievement of annual financial performance goals. For the 2010 compensation year, the total amount awarded to each current named executive officer under the SEAIP was allocated among the deferred cash and non-deferred cash components of incentive compensation. To implement the SEAIP, the Committee determined in early 2010 that for 2010 each current named executive officer was assigned a payout opportunity expressed as a percentage of 2010 Operating NIBTIC. The percentage payout opportunity for each of the current named executive officers for 2010 (based on 2010 Operating NIBTIC) was as follows: Mr. Hooley, 0.247443%; Mr. Antonellis, 0.115473%; Mr. Phalen, 0.115473%; Mr. Powers, 0.164962%; and Mr. Resch, 0.131970%. The SEAIP allows the Committee to exercise negative discretion to make awards that are less than the payout opportunity. Awards under the SEAIP are intended to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code and are subject to a limit of $10 million per individual.

For 2010, after taking into account base salary and determining the level of annual incentive payments under the SEAIP, the balance of total compensation for the current named executive officers was paid as long-term incentive compensation in the form of the performance-based restricted stock units described above. The total amount for this type of incentive compensation was determined for each current named executive officer with reference to a payout opportunity guideline expressed as a percentage of Operating NIBTIC for 2010. The percentage payout opportunity guideline, set by the Committee in early 2010, for each of the current named executive officers was the same as the percentage payout opportunity applicable to awards under the SEAIP. Unlike for SEAIP awards, the amount resulting from the long-term incentive award payout opportunity was not subject to a maximum limit. The Committee used the payout opportunity calculation as a guideline in developing each current named executive officer’s total compensation and could increase or decrease the long-term component of that compensation, in its discretion, based upon its subjective assessment of the appropriate amount of compensation.

Clawback Provisions. The deferred cash and equity incentive compensation awards to our current named executive officers granted as part of our 2010 compensation process, consisting of deferred cash awards and performance-based restricted stock units, each contain provisions permitting the reduction or cancellation of the amount to be paid under the award, in whole or in part, in the event it is determined that (1) the relevant officer engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street or any of its businesses or (2) as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the relevant officer would have received a smaller or no award. The Committee anticipates reviewing the terms of these clawback provisions in light of relevant evolving market practices and regulatory guidance and may in the future alter its approach on this element of its compensation practices to enhance its alignment with those practices and guidance, including by modifying the events upon which a reduction or cancellation of the relevant compensation may occur.

Determination of 2010 Compensation

As described above in “Total Compensation,” the Committee’s determination of total compensation for each of the current named executive officers, and Mr. Hooley’s recommendations to the Committee with respect to the total compensation for each of the other current named executive officers, are based upon a subjective analysis of many factors. In general, financial, capital position and other corporate performance measures are the predominant factors in making compensation determinations for the current named executive officers. Where applicable, the Committee and Mr. Hooley, as the case may be, compared selected performance measures, primarily income, expense and shareholder-return measures, to members of the peer group.

Application of Peer Group. While the Committee’s objective was to initially target the total compensation of the current named executive officers at the median of the peer group, the roles of two of our current named executive officers, Messrs. Antonellis and Phalen, do not have easily identifiable corresponding positions within the peer group. Even with supplementary market data, developing a true median with which to compare their total compensation is difficult; and therefore the Committee reviewed estimated benchmarks validated by Hewitt. Identifying positions at peer group companies with a high degree of similarity to those held by Messrs. Hooley, Powers and Resch is not as challenging. Following its complete analysis of a variety of factors, the Committee ultimately established total compensation for two of our current named executive officers at a level above the peer group median and for three of our current named executive officers at a level below the peer group median.

Significant Factors. Throughout 2010, the Committee received quarterly updates on, among other things, overall corporate performance, including specific corporate financial, capital and market performance measures and progress against annual corporate goals. In addition to this data, in making specific total compensation determinations for the current named executive officers, the Committee evaluated, among other things, 2010 financial results and market-share developments by business unit, corporate total shareholder return data, full-year corporate financial performance, including income and expense measures, financial performance relative to peers and achievements under 2010 corporate goals of growing non-U.S. revenue, evolving our operating model, attracting and developing top talent and improving risk management across the organization.

Corporate financial performance for 2010 was, overall, stronger than 2009, with increases in operating-basis earnings per share and revenue. Operating-basis ROE for 2010 was less than in 2009, when ROE was supported by the implementation of our 2009 capital improvement plan. In 2010, we maintained significant capital levels throughout the year. At December 31, 2010, our tier 1 risk-based capital ratio was 20.5%, our tier 1 leverage ratio was 8.2%, our total risk-based capital ratio was 22.0% and our ratio of tangible common equity to adjusted tangible assets, or TCE ratio2, was 7.6%. The Committee noted that, in addition to the capital stability represented by these capital ratios, management continued to execute on other appropriate initiatives to promote the company’s financial and balance sheet flexibility and stability. In particular, the December 2010 repositioning of our investment portfolio constituted a significant achievement to enhance our capital ratios under evolving regulatory capital standards, increase our balance sheet flexibility in deploying our capital and reduce our exposure to certain asset classes. Other 2010 factors supporting the achievement of our corporate objectives noted by the Committee included:

■

the completion of our acquisitions of Intesa Sanpaolo’s securities services business and of Mourant International Finance Administration, as well as the announcement of our acquisition of Bank of Ireland Asset Management (completed in January 2011);

[2]	The TCE ratio is calculated by dividing consolidated total common shareholders' equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street's capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry.

■

the December 2010 announcement of our planned multi-year global program designed to enhance service excellence and innovation, deliver increased efficiencies in our operating model and position us for accelerated growth; and

■	the successful hiring and integration of a new Chief Risk Officer.

The Committee also believed that it appropriately addressed the negative effect of the second-quarter 2010 charge associated with our securities finance operations by, as noted above, specifically including the effects of that charge within the determination of Operating NIBTIC for 2010 compensation purposes, thereby reducing the payout opportunity for each of the current named executive officers. The Committee included these considerations in its evaluation of the appropriate level of compensation for the current named executive officers.

Individual Factors. The Committee’s determination of the 2010 total compensation for each of the current named executive officers was based predominantly upon its overall assessment of the above factors referenced under “Significant Factors.” The Committee considered this overall corporate performance to be positive both in absolute terms and relative terms, in light of market developments in the financial services sector, particularly the continuing overall market instability. These positive results are reflected in the Committee’s total compensation awards for each of the current named executive officers. On an individual basis, the Committee recognized, in particular, the contributions of:

■	Mr. Hooley in assuming the role of chief executive officer, implementing his management structure and initiatives and achieving the results described above under “Significant Factors”;

■

Mr. Antonellis in transitioning to a new role as head of Global Services—International and implementing related strategies, integrating the acquisition of Intesa Sanpaolo’s securities services business and achieving budgetary goals;

■

Mr. Phalen in transitioning to a new role as head of Global Operations, Information Technology and Product Development, developing the planned multi-year global operating model efficiency and innovation program identified above and achieving budget accomplishments;

■	Mr. Powers in designing SSgA strategic initiatives, increasing distribution strength, implementing infrastructure enhancements and talent improvements and developing client relationships; and

■	Mr. Resch in leading the December 2010 repositioning of our investment portfolio and aligning our capital structure with evolving regulatory capital standards.

Based on the above, the Committee determined the 2010 total compensation for each of the current named executive officers as follows:

Named Executive Officer	Base Salary Rate[1]	Annual Incentive Awards		Long-Term Incentive Awards		2010 Total Compensation
		Non-Deferred Cash	Deferred Cash	Performance - Based RSUs (4-Year Ratable)	Performance - Based SSgA RSUs (3-Year Cliff)
Joseph L. Hooley	$1,000,000	$2,000,000	$2,000,000	$7,875,000	—	$12,875,000
Edward J. Resch	$800,000	$1,452,800	$2,056,300	$4,322,900	—	$8,632,000
James S. Phalen	$750,000	$1,512,800	$1,557,600	$4,996,300	—	$8,816,700
Scott F. Powers	$800,000	$1,502,800	$2,222,200	$2,268,800	$1,862,500	$8,656,300
Joseph C. Antonellis	$800,000	$1,412,800	$1,657,600	$4,478,700	—	$8,349,100

(1)	Base salary paid in 2010 for each current named executive officer is as follows: Mr. Hooley, $961,058; Mr. Resch, $776,923; Mr. Phalen, $703,846; Mr. Powers, $788,462; and Mr. Antonellis, $782,692. Base salary rate in 2010 reflects the new base salary rate approved in February 2010.

Relationship of Total Compensation to Summary Compensation Table and Related Tables

The table above reflects the process and philosophy by which the Committee calculated executive compensation in respect of 2010 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Committee. This information differs from the calculation of total compensation in accordance with the rules of the SEC. The table below under the heading “–Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table above and those amounts reported in the Summary Compensation Table and related tables. While the table above is presented to explain how the Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC rules begin on page 49 of this proxy statement.

Cash Compensation. The base salary paid and the cash portion, both non-deferred and deferred, of the annual incentive awards for 2010 are set forth in columns (c) and (g), respectively, of the Summary Compensation Table. The base salary rate for each current named executive officer in 2010, the non-deferred cash portion of incentive awards for 2010 and the deferred cash portion of incentive awards for 2010 are reflected in the table above under the headings “Base Salary Rate,” “Annual Incentive Awards – Non-Deferred Cash” and “Annual Incentive Awards – Deferred Cash,” respectively.

Equity Compensation. As to equity compensation, the table above reflects incentive compensation equity awards for the year they are awarded even if the actual grant date is later. In contrast, the Summary Compensation Table and related tables are required under SEC rules to reflect the amount of equity compensation in the year it is actually awarded. Therefore, while both the table above and the Summary Compensation Table and related tables each reflect the amount of equity compensation, as calculated by the Committee, they reflect the equity compensation attributable to different years, as viewed by the Committee. From the Committee’s perspective the amounts in the equity compensation columns of the Summary Compensation Table for 2010 represent the equity compensation for the year 2009 that was actually awarded in 2010. This occurs because, as noted above, State Street’s annual compensation cycle concludes at the end of February or in early March of the succeeding year. However, in addition, for 2010, the Summary Compensation Table also reflects the restricted stock award granted to Mr. Powers in June 2010. This award is not reflected in the table above, as, consistent with past practice, the Committee does not conceptually view it to be a part of total compensation awarded as part of the regular annual compensation cycle. The award was granted outside of the ordinary annual compensation cycle to recognize and highlight the progress SSgA had achieved under Mr. Powers’ leadership in advancing its management, organizational and operational structure and enhancing its risk and compliance functions to address issues arising out of the financial crisis. The award has vesting and other provisions designed to promote retention of Mr. Powers’ services and skills.

Total Compensation. The amounts disclosed in the table above under the heading “2010 Total Compensation” and the amounts reported in column (j) of the Summary Compensation Table differ for two principal reasons. First, the equity awards in the Summary Compensation Table, as required by the SEC rules, represent awards made for prior years and, in the case of 2010 for Mr. Powers the above-described restricted stock award. Second, the totals in the Summary Compensation Table include amounts relating to the change in pension value during the relevant year, which the Committee did not view conceptually as a component of 2010 total compensation awarded as part of the regular annual compensation cycle and therefore did not include in its calculation. As in the past, meaningful data from the peer group regarding increases in pension value were not available and, therefore, could not be readily used as a quantitative factor in evaluating compensation relative to the peer group. The Committee also was aware that, effective January 1, 2008, for our current named executive officers, we began transitioning all of our defined benefit retirement plans to defined contribution plans and that all related transition periods were completed as of December 31, 2010.

Other Elements of Compensation

We offer our current named executive officers the following additional elements of compensation.

Retirement Benefits

We maintain a frozen qualified defined benefit pension plan for certain U.S. employees that determines benefits, in general, based on an account balance that is increased annually by interest credits. Through 2007, the plan also provided for annual pay credits to each participant’s account balance. We amended the plan effective January 1, 2008, to freeze participation and all future pay credits, with the exception of a three-year transition arrangement provided to certain participants who meet a specified combination of age and completed years of service on that date. In place of future pay credits under the qualified defined benefit pension plan, we doubled our employer matching contribution to the State Street 401(k) plan and introduced a performance-based element to the 401(k) plan.

Because pension benefits under our broad-based plan are limited by Internal Revenue Code restrictions, we maintain two frozen supplemental programs: one, with broader eligibility, that is designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second that was originally designed to provide, together with other retirement programs, pension benefits for vested participants equal generally to a specified percentage of their compensation. The latter plan now provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, with certain participants, including all of the current named executive officers (other than Mr. Powers), receiving transition benefits for a period that generally ended at the end of 2009, and a new defined contribution component. Due to the special circumstances of his late career hiring to a senior position, Mr. Resch received transition benefits through the end of 2010. We provide these plans because we believe they assist in recruiting and retaining executives and are consistent with the practice at many of the companies in our peer group. These plans are described below under the heading “Pension Benefits as of December 31, 2010” beginning on page 57 of this proxy statement.

Deferred Compensation

We maintain a nonqualified deferred compensation plan that allows executive officers and others to defer salary and the cash portion of annual incentive bonuses and to receive a return based on one or more notional investment options available to be elected by the participant, currently a money market fund, three SSgA funds and a State Street common stock fund. The nonqualified deferred compensation plan also supplements deferrals made under our tax-qualified 401(k) plan. The notional investment options under the plan reflect the investment experience of investments available in the market. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their highly compensated employees. This plan is described below under the heading “2010 Nonqualified Deferred Compensation” beginning on page 60 of this proxy statement.

Perquisites

We provide a modest level of perquisites, such as financial planning, annual physicals and personal liability coverage, to our current named executive officers. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives. In addition, we provide a driver and other security benefits to our chief executive officer and vice chairman, and we offer parking benefits to our other current named executive officers. We do not provide a tax gross-up for the income attributable to any perquisite for our current named executive officers.

Change of Control Agreements

The general structure of our change of control agreements with our current named executive officers was put in place in 1995 after consideration of appropriate measures to retain key employees in light of a then-

threatened hostile bid to acquire State Street. The terms of the agreements have been revised on separate occasions over the past several years (most recently in October 2009) as part of the Committee’s continued review of the purpose and benefits of these agreements, in light of evolving market practices and trends. Under this program each of our current named executive officers is a party to an agreement entitling him to specified change of control benefits. We have continued to provide these agreements because we believe that providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control. Our change in control arrangements are further described below under the heading “Potential Payments Upon Termination Or Change of Control—Change of Control” beginning on page 61 of this proxy statement.

Executive Equity Ownership Guidelines, Practices and Policies

State Street believes that executive stock ownership is an important mechanism to promote alignment of our executives’ interests with those of our shareholders and to effectively incent our executives to meet our financial, operational and strategic goals. In order to foster these benefits appropriately, we have implemented several practices, policies and guidelines. These include:

Stock Ownership Guidelines. We have stock ownership guidelines that apply to all executive officers. The target level of stock ownership is the lesser of 100,000 shares or shares valued at $5,000,000 for the chief executive officer, the lesser of 40,000 shares or shares valued at $2,000,000 for other members of our Management Committee, representing our senior-most policy making executive officers, and 10,000 shares or shares valued at $500,000 for all other executive officers. The level of ownership is calculated on the date that we use for the beneficial ownership table in our annual meeting proxy statement and by reference to the closing price of our common stock on the NYSE on that date. The achievement of these levels is phased-in over a period of five years, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive is expected to attain the expected ownership level ratably over five years. As of March 1, 2011, the stock ownership of each of our current named executive officers exceeded the expected level of ownership under these guidelines.

Securities Trading Policy; No Hedging or Speculative Trading; Rule 10b5-1 Plans. State Street has a Securities Trading Policy, reviewed and approved annually by the Board of Directors, that contains specific provisions and trading restrictions designed primarily to assist our executive officers, and other designated employees with access to sensitive information, in their compliance with U.S. federal securities laws in connection with their trading in State Street securities. The policy also contains prohibitions against selling State Street securities short, engaging in options trading or hedging transactions in State Street securities and engaging in speculative trading in State Street securities. Limited exceptions to these prohibitions, relating to events associated with equity compensation and employee benefit plans, apply. The policy contemplates that individuals, including our executive officers, may enter into trading plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Rule 10b5-1 allows corporate executives to prearrange sales of their company’s securities in a manner that avoids concerns about initiating stock transactions while in possession of material non-public information. Our executive officers may, from time to time, adopt trading plans under Rule 10b5-1 and effect transactions in our securities under those plans on a predetermined basis. The Securities Trading Policy is in addition to the generally applicable requirements in the State Street Standard of Conduct, applicable to all employees, that their trading activities must be in compliance with applicable law and that they may not trade on the basis of material non-public information.

Equity Grant Policy. The Committee has adopted an Equity Grant Policy of general applicability, as described below:

■

Annual grants of equity awards to executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February or March of each year following the public release of financial results for the prior fiscal year.

Pursuant to authority delegated by the Board, and subject to any limitations that the Board or the Committee may establish, a single-person or other committee of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February or March.

■

Grants of equity awards to executive officers in connection with new hirings, promotions, special recognition, retention or other special circumstances are made by the Committee. Awards to other individuals may be made either by the Committee or, subject to any limitations that the Board or the Committee may establish, a committee of the Board composed of (1) the Chairman of the Board, (2) the Chief Executive Officer, (3) the Chairman of the Committee or (4) the Chairman of the Committee along with any other member of the Committee. This type of award may be granted on the date of a scheduled meeting of the Committee, a scheduled meeting of the Board or the last business day of a calendar month.

■	The exercise price for all stock options and stock appreciation rights will be the closing price of State Street’s common stock on the date of grant.

■

Except for the setting of the February or March meeting to occur after our public release of annual earnings, there was no program, plan or practice with respect to 2010 of timing equity awards in coordination with the release of material non-public information.

Compensation Committee Report

The Executive Compensation Committee furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair

Amelia C. Fawcett

Linda A. Hill

Robert S. Kaplan

Robert E. Weissman

Summary Compensation Table1

Name and Principal Position	Year	Salary ($)	Stock Awards[2] ($)	Option / SAR Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compen sation[5] ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph L. Hooley[6] Chairman, President and Chief Executive Officer	2010	$961,058	$5,995,151	—	$4,000,000	$1,666,517	$296,394	$12,919,120
	2009	775,000	10,000,023	—	2,516,300	468,785	143,440	13,903,548
	2008	763,462	6,453,295	$3,519,863	—	2,256,574	157,687	13,150,881

Edward J. Resch Chief Financial Officer	2010	$776,923	$4,326,785	—	$3,509,100	$767,619	$61,150	$9,441,577
	2009	700,000	6,000,014	—	1,819,100	478,592	49,234	9,046,940
	2008	688,462	4,354,737	$2,393,027	—	782,889	74,000	8,293,115

Scott F. Powers[7] Executive Vice President	2010	$788,462	$8,796,762	—	$3,725,000	—	$229,700	$13,539,924

Joseph C. Antonellis[8] Vice Chairman	2010	$782,692	$3,759,208	—	$3,070,400	$1,326,901	$1,643,890	$10,583,091
	2009	725,000	3,000,030	—	1,581,900	397,583	94,285	5,798,798
	2008	713,462	5,347,272	$2,619,759	—	2,145,613	140,367	10,966,473

James S. Phalen[9] Executive Vice President	2010	$703,846	$3,879,544	—	$3,070,400	$1,738,765	$405,965	$9,798,520
	2009	550,000	4,812,587	—	1,632,300	389,211	219,858	7,603,956
	2008	533,846	3,092,449	$1,422,982	—	1,885,766	2,359,988	9,295,031

Ronald E. Logue[6] [10] Former Chairman and Chief Executive Officer	2010	$176,923	$1,554,632	—	—	$8,442,653	$809,441	$10,983,649
	2009	1,000,000	—	—	$5,390,000	1,461,164	143,594	7,994,758
	2008	1,000,000	10,206,667	$5,406,123	—	7,783,662	120,824	24,517,276

(1)	As described above under the heading “Compensation Discussion and Analysis—Determination of 2010 Compensation” beginning on page 43 of this proxy statement and “—Relationship of Total Compensation to Summary Compensation Table and Related Tables” on page 45 of this proxy statement, approximately two-thirds of Mr. Hooley’s 2010 incentive compensation, as viewed by the Executive Compensation Committee, was in the form of performance-based restricted stock units. This equity-based compensation was actually awarded, due to the timing of State Street’s compensation cycle, in February 2011. As a result, under SEC rules, these equity awards are not reflected in the “Stock Awards” column in the Summary Compensation Table, but will be reflected in the Summary Compensation Table in next year’s annual meeting proxy statement as 2011 compensation. However, due to the pay mix for Mr. Hooley, as well as the effects of the restricted stock award granted to Mr. Powers in June 2010 (see page 41 of this proxy statement), Mr. Hooley’s 2010 compensation, as calculated in accordance with SEC rules and presented in the above Summary Compensation Table, is less than that of Mr. Powers.

(2)

The amounts in the “Stock Awards” and “Option/SAR Awards” columns represent the grant date fair value of awards granted to the named executive officers during the indicated years for restricted stock awards, deferred stock awards, performance awards and stock appreciation rights. Fair value for the awards for each year is computed in accordance with FASB ASC Topic 718, using the assumptions stated in notes 1 and 15 to the consolidated financial statements in our Annual Report or Form 10-K for the year ended December 31, 2010. Please refer to the Grant of Plan-Based Awards table for the threshold, target, and maximum levels for performance awards. For Mr. Powers, the amount in the “Stock Awards” column for 2010 also includes a June 2010 award of 103,924 shares of restricted stock. The award was granted outside of the ordinary annual compensation cycle to recognize and highlight the progress SSgA had achieved under Mr. Powers’ leadership in advancing its management, organizational and operational structure and enhancing its risk and compliance functions to address issues arising out of the financial crisis. The award has vesting and other provisions designed to promote retention of Mr. Powers’ services and skills. It vests ratably over a period of four years, one-fourth per year beginning on August 15, 2011. Mr. Powers is required to retain vested shares, net of tax withholding, for one year after the applicable vesting date. The award will be forfeited, to the extent not then vested, if Mr. Powers retires or voluntarily terminates his employment. The award continues to vest if Mr. Powers’ employment is terminated by us other than for cause. The amount in the “Stock Awards” column for Mr. Powers also includes a February 2010 award of 4,446 shares of deferred stock granted as part of his defined contribution Executive Supplemental Retirement Plan (ESRP) benefit.

(3)	For 2010, the non-equity incentive plan awards for our named executive officers were divided into two components, deferred cash and non-deferred, or immediately available, cash. Deferred cash awards for 2010 are scheduled to vest ratably over the eight fiscal quarters following the date of grant and are credited with 3% interest per annum. For 2010, Mr. Hooley received a deferred cash award of $2,000,000 and a non-deferred cash award of $2,000,000, Mr. Resch received a deferred cash award of $2,056,300 and a non-deferred cash award of $1,452,800, Mr. Powers received a deferred cash award of $2,222,200 and a non-deferred cash award of $1,502,800, Mr. Antonellis received a deferred cash award of $1,657,600 and a non-deferred cash award of $1,412,800 and Mr. Phalen received a deferred cash award of $1,557,600 and a non-deferred cash award of $1,512,800. The deferred cash awards were made under the Supplemental Cash Incentive Plan for which all employees are eligible.

(4)	These amounts represent the change in the actuarial present value of the accumulated benefits under our qualified and nonqualified defined benefit pension plans. Mr. Powers does not participate in the qualified and nonqualified defined benefit pension plans and does not have amounts to report in this column.

(5)	Perquisites that all of the current named executive officers received in 2010 include executive health screening ($3,300 each) and personal liability coverage ($1,000 each). For 2010, Messrs. Resch, Antonellis, and Phalen received financial planning and tax services ($6,850 for Mr. Resch, $5,000 for Mr. Antonellis, and $4,000 for Mr. Phalen), and Messrs. Hooley, Antonellis, and Phalen, who served on the board of a State Street joint venture, each directed contributions of $20,000 from the joint venture to charities of their choice. Matching charitable contributions were made in the name of Messrs. Hooley, Antonellis, and Resch to charities of their choice under State Street’s matching gift program ($17,500 for Mr. Hooley, $800 for Mr. Antonellis and $15,000 for Mr. Resch). Messrs. Hooley and Antonellis were provided a company car and driver/security specialist and security at their residence. For the car and driver in 2010, the aggregate incremental cost ($30,073 for Mr. Hooley and $33,858 for Mr. Antonellis) was determined by allocating the total cost between personal and business use by mileage traveled. For the security at their residence, the aggregate incremental cost ($4,821 for Mr. Hooley and $3,037 for Mr. Antonellis) was determined by invoice amounts for alarm monitoring and maintenance. For Messrs. Powers and Phalen, amounts for 2010 include use of company parking benefit ($5,700 for Mr. Powers, and $4,275 for Mr. Phalen). The 2010 amounts also include contributions to the Executive Supplemental Retirement Plan for Messrs. Hooley, Powers, Antonellis and Phalen ($200,000 each). The amounts in this column for 2010 also include company contributions to other defined contribution plans (the Salary Savings Program and the Management Supplemental Savings Plan) in the following amounts for the named executive officers: Mr. Resch ($35,000), Messrs. Hooley, Powers, Antonellis and Phalen ($19,700 each). Please see footnote 10 to the Summary Compensation table for details of Mr. Logue’s “All Other Compensation” amount, including perquisites. We do not provide a tax gross-up for the income attributable to any perquisite for our named executive officers.

(6)	On March 1, 2010, Mr. Logue retired as Chief Executive Officer and was succeeded in that office by Mr. Hooley.

(7)	Mr. Powers was not a named executive officer for 2009 or 2008, and therefore no disclosure is presented for those years.

(8)

Mr. Antonellis’ “All Other Compensation” for 2010 includes $1,357,195 in net payments by State Street in connection with an expatriate assignment. State Street provides expatriate employees with cost of living, housing and other relocation assistance as well as a tax equalization policy (designed to maintain a level of income tax equivalent to that applicable in the home country) applicable to all employees working on temporary international assignments in jurisdictions other than their home country where taxes in the home and host jurisdictions are paid on the employee’s behalf. In 2010, in connection with Mr. Antonellis’ assignment to the United Kingdom as Head of all Europe and Asia-Pacific Global Services, State Street’s total payments of $1,357,195 included a cost-of-living allowance of $52,787, tax equalization payments of $732,731, housing and moving expenses equal to $431,004, and other benefits of $140,673.

(9)	Mr. Phalen’s “All Other Compensation” for 2010 includes $153,646 in net payments by State Street in connection with an expatriate assignment that ended on March 31, 2010. In 2010, in connection with Mr. Phalen’s former assignment in the United Kingdom as head of international operations for Investment Servicing and Investment Research and Trading, State Street’s total payments of $153,646 included a cost-of-living allowance of $18,991, tax equalization payments of $23,042, housing and moving expenses equal to $99,138, and other benefits of $12,475.

(10)	The amounts in the “Stock Awards” column for 2010 for Mr. Logue represent equity awards granted in February 2010 as part of our 2009 annual compensation cycle. Due to his retirement as Chief Executive Officer on March 1, 2010, Mr. Logue did not receive any incentive compensation as part of our 2010 incentive compensation cycle. Mr. Logue’s “All Other Compensation” for 2010 includes executive health screening ($561) and personal liability coverage ($1,000). Matching charitable contributions were made in the name of Mr. Logue under State Street’s matching gift program ($1,000). He was provided a company car and driver/security specialist and security at his residence. For the car and driver in 2010, the aggregate incremental cost ($9,759) was determined by allocating the total cost between personal and business use by mileage traveled. For the security, the aggregate incremental cost ($11,049) was determined by invoice amounts for alarm monitoring and maintenance. Retirement gifts totaling $26,618 were also included in the 2010 amount. Mr. Logue received a vacation payout of $61,538. The 2010 amounts also include contributions to the Executive Supplemental Retirement Plan ($66,667) and company contributions to other defined contribution plans (the Salary Savings Program and the Management Supplemental Savings Plan) of $14,700. The foregoing amounts relate to the period beginning January 1, 2010 and ended on Mr. Logue’s retirement as our Chief Executive Officer on March 1, 2010. Following that retirement and for the remainder of 2010, Mr. Logue received total compensation of $616,549 for service as our non-executive Chairman of the Board, which includes a $500,000 director fee, of which he received a pro rata amount for 2010 ($416,667 total), the cost of a company car and driver ($64,440), security at his residence ($103,214), executive health screening ($2,739), director life insurance coverage paid for by State Street ($601), matching charitable contributions that were made in the name of directors under State Street’s matching gift program available to all directors ($24,000) and a retirement gift ($4,888).

Grants of Plan-Based Awards in 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[2] ($)
Name	Plan/Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Joseph L. Hooley	2010 SEAIP 162(m) Plan	$0	$7,500,000	$10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (02/25/2010 Performance-Based RSU)[3]	—	—	—	0	138,002	179,403	—	$5,995,151
Edward J. Resch	2010 SEAIP 162(m) Plan	$0	$4,000,000	$10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (02/25/2010 Performance-Based RSU)[2]	—	—	—	0	99,598	129,478	—	$4,326,785
Scott F. Powers	2010 SEAIP 162(m) Plan	$0	$5,000,000	$10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/25/2010 ESRP Share Award)[4]	—	—	—	—	—	—	4,446	$181,352

	2006 Equity Incentive Plan (02/25/2010 Performance-Based RSU)[3]	—	—	—	0	64,035	83,246	—	$2,781,839
	2006 Equity Incentive Plan (6/15/2010 Restricted Stock Award)[5]	—	—	—	—	—	—	103,924	$4,000,035
	2006 Equity Incentive Plan (2/25/2010 SSgA Performance Equity Plan Award[6]	—	—	—	0	42,690	85,380	—	$1,833,536
Joseph C. Antonellis	2010 SEAIP 162(m) Plan	$0	$3,500,000	$10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (02/25/2010 Performance-Based RSU)[3]	—	—	—	0	86,533	112,493	—	$3,759,208
James S. Phalen	2010 SEAIP 162(m) Plan	$0	$3,500,000	$10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (02/25/2010 Performance-Based RSU)[3]	—	—	—	0	89,303	116,094	—	$3,879,544
Ronald E. Logue	2006 Equity Incentive Plan (02/25/2010 Performance-Based RSU)[3]	—	—	—	0	35,786	46,522	—	$1,554,632

(1)	For 2010, these amounts were allocated among deferred cash and non-deferred cash. The actual payouts under the 2010 SEAIP are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Fair value of the awards is computed in accordance with FASB ASC Topic 718, using the assumptions stated in notes and is to the consolicated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Performance-based restricted stock unit awards granted on February 25, 2010.

(4)	Deferred stock award granted as part of Executive Supplemental Retirement Plan (ESRP) benefit. These awards are described in the narrative accompanying the “Pension Benefits” table.

(5)	June 15, 2010 restricted stock award.

(6)	SSgA Performance Equity Plan award granted on February 25, 2010.

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive bonuses under the SEAIP, which has been approved by shareholders. The SEAIP is further described above under the heading “Compensation Discussion and Analysis—Total Compensation—Incentive Compensation—Incentive Compensation Guidelines,” beginning on page 41 of this proxy statement.

The awards set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table were made under a long-term incentive compensation program under which State Street grants performance-based restricted stock unit awards to senior executive officers and were granted as part of 2009 incentive compensation in February 2010. The units vest and convert into unrestricted, transferable shares of State Street common stock according to both time-based and performance-based criteria. Time-based vesting of these awards will occur in equal annual installments over a four-year period. In addition, at the time of vesting, performance-based criteria will be evaluated to determine the conversion rate of the restricted stock units into State Street common stock. Each vesting restricted stock unit will convert into shares of State Street common stock, subject to an adjustment for performance based on our average ROE, over a specified period. For purposes of these awards, average ROE will be calculated using metrics determined in accordance with GAAP, subject to adjustment for objectively determinable factors. For Mr. Powers, the awards also include SSgA Performance Equity Plan awards and are earned based on SSgA’s compounded annual net income before taxes growth over the three-year performance period 2010—2012.

The awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table for Mr. Powers include a restricted stock award granted on June 15, 2010. The award was granted outside of the ordinary annual compensation cycle to recognize and highlight the progress SSgA had achieved under Mr. Powers’ leadership in advancing its management, organizational and operational structure and enhancing its risk and compliance functions to address issues arising out of the financial crisis. The award has vesting and other provisions designed to promote retention of Mr. Powers’ services and skills. The award vests ratably over a period of four years, one-fourth per year beginning on August 15, 2011. Mr. Powers is required to retain vested shares, net of tax withholding, for one year after the applicable vesting date. The award will be forfeited, to the extent not then vested, if Mr. Powers retires or voluntarily terminates his employment. The award continues to vest if Mr. Powers’ employment is terminated by the company other than for cause. Also included is a deferred stock award granted to Mr. Powers as part of his Executive Supplemental Retirement Plan (ESRP) benefit. That award is described in the narrative accompanying the “Pension Benefits” table.

The equity awards described above vest immediately following a triggering event in connection with a change of control, as described below under “Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End December 31, 2010

	Option/SAR Awards					Stock Awards[1]
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs (# ) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable[2]	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)	(f)			(g)	(h)	(i)	(j)
Joseph L. Hooley	12/20/01	96,600	0	$51.9750	12/19/11	12/20/2006	[4]			7,361	$341,109
	02/21/02	13,400	0	$49.7050	02/20/12	10/22/09		171,380	$7,941,749
	12/19/02	93,300	0	$40.2200	12/18/12	2/25/2010	[5]			103,502	$4,796,283
	12/17/03	61,600	0	$49.8100	12/16/13
	03/02/05	64,900	0	$44.5300	03/01/15
	03/01/06	94,938	0	$62.6300	02/29/16
	02/15/07	136,398	45,467	$70.5900	02/14/17
	02/28/08	83,567	83,568	$81.7100	02/27/18
Edward J. Resch	11/21/02	28,500	0	$46.2100	11/20/12	10/22/09		85,691	$3,970,921
	12/19/02	50,000	0	$40.2200	12/18/12	2/25/2010	[5]			74,699	$3,461,552
	12/17/03	64,700	0	$49.8100	12/16/13
	03/02/05	97,300	0	$44.5300	03/01/15
	03/01/06	89,904	0	$62.6300	02/29/16
	02/15/07	84,558	28,186	$70.5900	02/14/17
	02/28/08	56,814	56,815	$81.7100	02/27/18
Scott F. Powers	03/05/09	34,836	104,510	$19.3100	03/05/19	05/30/08		33,304	$1,543,307
						03/05/09		6,905	$319,978
						2/25/2010	[5]			48,027	$2,225,571
						3/5/2009	[6]			77,337	$3,583,797
						2/25/2010	[7]			42,690	$1,978,255
						02/25/10		4,446	$206,028
						06/15/10		103,924	$4,815,838
Joseph C. Antonellis	12/20/01	39,650	0	$51.9750	12/19/11	12/20/2006	[4]			7,361	$341,109
	12/19/02	790	0	$40.2200	12/18/12	10/22/09		42,846	$1,985,484
	12/17/03	32,867	0	$49.8100	12/16/13	2/25/2010	[5]			64,900	$3,007,466
	03/02/05	48,675	0	$44.5300	03/01/15
	03/01/06	99,254	0	$62.6300	02/29/16
	02/15/07	114,862	38,288	$70.5900	02/14/17
	02/28/08	62,197	62,198	$81.7100	02/27/18
James S. Phalen	02/21/02	7,100	0	$49.7050	02/20/12	02/19/98		3,726	$172,663
	12/19/02	9,800	0	$40.2200	12/18/12	10/22/09		71,409	$3,309,093
	12/17/03	8,100	0	$49.8100	12/16/13	2/25/2010	[5]			66,978	$3,103,761
	03/02/05	63,500	0	$44.5300	03/01/15
	03/01/06	71,923	0	$62.6300	02/29/16
	02/15/07	49,065	16,356	$70.5900	02/14/17
	02/28/08	33,784	33,784	$81.7100	02/27/18
Ronald E. Logue[8]	12/20/01	257,600	0	$51.9750	03/01/11	2/25/2010	[5]			26,840	$1,243,766
	02/21/02	28,600	0	$49.7050	03/01/11
	12/23/02	250,000	0	$39.9500	03/01/11
	12/17/03	205,500	0	$49.8100	03/01/11
	03/02/05	292,000	0	$44.5300	03/01/11
	03/01/06	287,690	0	$62.6300	03/01/11
	02/15/07	214,409	71,470	$70.5900	03/01/15
	02/28/08	128,350	128,351	$81.7100	03/01/15

(1)	Closing stock price on December 31, 2010 was $46.34. Market values described in the above table are based on this price.

(2)	All option/SAR awards granted on February 15, 2007, February 28, 2008, and March 5, 2009 vest in four equal annual installments (25% per year) starting on the first anniversary of the grant.

(3)	Vesting for unvested stock awards is as follows: (i) the stock awards granted to Mr. Phalen on February 19, 1998 vest at retirement; (ii) the stock awards granted on May 30, 2008 to Mr. Powers vested on February 15, 2011; (iii) the stock awards granted to Mr. Powers on March 5, 2009 and February 25, 2010 are deferred stock awards granted as part of his Executive Supplemental Retirement Plan (ESRP) benefit, and are described in the narrative to the Pension Benefits as of December 31, 2010 table; (iv) the stock awards granted to Mr. Hooley on October 22, 2009 vest in 5 equal annual installments (20% per year) starting on November 1, 2010; (v) the stock awards granted on October 22, 2009 to Messrs. Resch, Antonellis, and Phalen vest in 3 equal annual installments (33.3% per year) starting on November 1, 2010; and (vi) the stock awards granted to Mr. Powers on June 15, 2010 vest in 4 equal annual installments (25% per year) starting on August 15, 2011.

(4)	The equity incentive plan awards granted on December 20, 2006 to Messrs. Hooley and Antonellis vest from two to five years (25% vest in December of 2008, 2009, 2010, 2011) assuming that 100% of performance threshhold is attained.

(5)	Performance-based restricted stock unit awards that vest in 4 equal annual installments (25% per year); amounts asume that 100% of performance threshhold is attained.

(6)	SSgA Performance Equity Plan award granted on March 5, 2009 for the 2009 – 2011 performance period; amounts assume that 100% of performance threshhold is attained.

(7)	SSgA Performance Equity Plan award granted on February 25, 2010 for the 2010 – 2012 performance period; amounts assume that 100% of performance threshhold is attained.

(8)	For Mr. Logue, options/SARs granted from December 20, 2001 to March 1, 2006 under the 1997 Equity Plan are fully vested and under the terms of the awards he has 1 year following retirement to exercise the awards or they will expire (expiration date March 1, 2011). His options/SARs granted on February 15, 2007 and February 28, 2008 continue to vest under the terms of the awards and can be exercised for 5 years following retirement (expiration date March 1, 2015).

2010 Option/SAR Exercises1 and Stock Vested

	Stock Awards

Name	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[3] ($)

(a)	(d)	(e)
Joseph L. Hooley	91,621	$3,954,267
Edward J. Resch	71,898	$3,079,360
Scott F. Powers	33,014	$1,468,827
Joseph C. Antonellis	59,864	$2,601,748
James S. Phalen	61,773	$2,648,616
Ronald E. Logue	31,943	$1,422,917

(1)	None of the named executive officers exercised options or SARs to purchase State Street stock during 2010.

(2)	Includes stock awards that vested in 2010, and performance awards earned for performance periods ending in 2010. The number of stock awards that vested in 2010 are as follows: Mr. Hooley, 58,040; Mr. Resch, 52,975; Mr. Powers, 20,848; Mr. Antonellis, 36,062; Mr. Phalen, 44,806; and Mr. Logue, 25,144. The number of performance awards earned for performance periods ending in 2010 are as follows: Mr. Hooley, 33,581 (includes 7,361 from his December 20, 2006 special performance award grant that vested for the 2007-2010 performance period and 26,220 from performance-based restricted stock units granted in February 2010); Mr. Resch, 18,923; Mr. Powers, 12,166; Mr. Antonellis, 23,802 (includes 7,361 from his December 20, 2006 special performance award grant that vested for the 2007-2010 performance period and 16,441 from performance-based restricted stock units granted in February 2010); Mr. Phalen, 16,967; and Mr. Logue, 6,799.

(3)	The value realized on vesting for stock awards is based on the closing stock price on the relevant vesting date.

Pension Benefits as of December 31, 2010

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Joseph L. Hooley	Retirement Plan	14	$167,958	—
	MSRP (Management Supplemental Retirement Plan)	14	674,086	—
	ESRP (Executive Supplemental Retirement Plan)	24	8,871,857	—

	Total		$9,713,901
Edward J. Resch	Retirement Plan	7	$49,870	—
	MSRP (Management Supplemental Retirement Plan)	7	261,684	—
	ESRP (Executive Supplemental Retirement Plan)	8	3,026,888	—

	Total		$3,338,442
Scott F. Powers[3]	Retirement Plan	—	—	—
	MSRP (Management Supplemental Retirement Plan)	—	—	—
	ESRP (Executive Supplemental Retirement Plan)	—	—	—
	Total
Jospeh C. Antonellis	Retirement Plan	18	$284,828	—
	MSRP (Management Supplemental Retirement Plan)	18	665,686	—
	ESRP (Executive Supplemental Retirement Plan)	19	7,290,754	—

	Total		$8,241,268
James S. Phalen	Retirement Plan	18	$284,612	—
	MSRP (Management Supplemental Retirement Plan)	18	801,919	—
	ESRP (Executive Supplemental Retirement Plan)	19	6,765,764	—

	Total		$7,852,295
Ronald E. Logue[3]	Retirement Plan	18	—	$326,055
	MSRP (Management Supplemental Retirement Plan)	18	$1,342,678	660,327
	ESRP (Executive Supplemental Retirement Plan)	19	21,658,002	11,217,920

	Total		$23,000,680	$12,204,302

(1)	Retirement Plan and MSRP service is credited from first anniversary of date of hire. ESRP service is credited from date of hire. For Mr. Hooley’s ESRP benefit, prior service for nine years with a State Street joint venture counts as credited service with State Street.

(2)	All assumptions are as described in the disclosure included in note 19 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, including a discount rate of 5.50% with the exception of the following:

–	retirement age assumed to be Normal Retirement Age as defined by each plan; and
–	no pre-retirement mortality, disability, or termination assumed.

Consistent with valuation assumptions, the form of payment reflected in this December 31, 2010 disclosure is 60% lump sum and 40% annuity for the Retirement Plan. For the MSRP and ESRP, benefits paid after January 1, 2008 are in the form of a three-year installment. The 2010 qualified plan compensation limit of $245,000 has been incorporated.

(3)	Since Mr. Powers was hired at State Street on May 1, 2008, he does not participate in the Retirement Plan or the MSRP and therefore does not have any defined benefit pension benefits to be reported on the Pension Benefits Table or Summary Compensation Table. Mr. Powers’ and Mr. Logue’s ESRP defined contribution employer contribution amounts are reported in the All Other Compensation column of the Summary Compensation Table and their ESRP defined contribution account information is reported in the 2010 Nonqualified Deferred Compensation table.

State Street maintains a qualified defined benefit plan, referred to as the Retirement Plan. Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account is established for each participant that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay includes a participant’s salary, overtime, bonus and commissions. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retire after reaching age 55 would receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced on a pro rata basis.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula by ceasing future accruals under this formula based on a participant’s eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. Effective January 1, 2008, the Retirement Plan was again amended to freeze participation and all future pay credits, with the exception of a three-year transition subsidy provided to certain participants who met a specified combination of age and completed years of service on that date. The normal retirement age under the Retirement Plan is 65, although earlier retirement options are available. The Retirement Plan has a three-year vesting provision (five years for certain participants who ceased employment prior to January 1, 2008), and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. For employees who are affected by this limitation, State Street has maintained a supplemental retirement plan, the Management Supplemental Retirement Plan, referred to as the MSRP, that is designed to provide the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code.

State Street also maintains the Executive Supplemental Retirement Plan, referred to as the ESRP, formerly known as the Supplemental Defined Benefit Pension Plan, to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the plan upon their appointment to an eligible position. During 2010, all of the named executive officers participated in the ESRP, although, as described below, Mr. Powers was only eligible to participate in the defined contribution portion of the ESRP.

The ESRP provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, and a new defined contribution component. In general, the defined benefit component of the ESRP (when expressed as a life annuity commencing at age 65) accrues at the annual rate of 2 1/2% of eligible earnings (generally base salary plus bonus under the annual incentive plan in which the executive participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or other sources, including a former employer, but excluding social security. For participants who retire early, the defined benefit component is reduced by a factor of 3% for each year under the age of 65 (the “standard reduction factors”), except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60 (the “pre-2005 reduction factors”), with the offset for other plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the ESRP pays a disability benefit equal to the participant’s accrued defined benefit component including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner.

For certain participants, the ESRP also contains special defined benefit provisions that may apply in lieu of or in addition to the general defined benefit provisions. In Mr. Hooley’s case, the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan is added to the benefit determined from the defined benefit formula under the ESRP. No offsets apply to this formula benefit. As of December 31, 2010, the balance of this hypothetical account was $841,667. In addition, Mr. Hooley is credited with nine additional years of service under the plan. These special defined benefit provisions were implemented in accordance with a 2005 amendment to the plan specifically addressing the unique circumstances of Mr. Hooley’s service to a State Street joint venture. The credit reflects Mr. Hooley’s service at the State Street joint venture and at State Street prior to the joint venture service.

Effective January 1, 2008, the ESRP was amended to freeze the defined benefit component. The amended plan includes a transition that continues the defined benefit component for certain executives who have attained age 50 and have been appointed an executive vice president for at least five years as of December 31, 2007. Messrs. Hooley, Antonellis, and Phalen were provided with transition benefits that continued the defined benefit component until January 1, 2010, and their benefits are subject to the standard reduction factors. Mr. Resch was provided with continued accruals under the defined benefit component until December 31, 2010, and will qualify for the pre-2005 reduction factors although otherwise ineligible for those factors based on his age and service. Mr. Powers is ineligible to participate in the defined benefit portion of the ESRP as he was hired during 2008.

The defined contribution component of the ESRP was added to the plan effective January 1, 2008. As described in the immediately preceding paragraph, each of the current named executive officers will receive each year that they remain employed by State Street an annual defined contribution credit to a separate account in the amount of $200,000. Amounts credited to the account may be allocated by the executive among available notional investment options. Each of the current named executive officers will also receive each year an additional $200,000 grant of deferred stock under State Street’s equity incentive plan for the applicable year.

Participants are eligible to receive one-third of their ESRP benefit if they have attained age 53 and have a combined age and service of at least 60; vesting increases to two-thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Benefits under the ESRP are subject to forfeiture in the event a participant’s employment terminates for any reason other than death or disability prior to vesting at any time.

Vested participants who terminate their employment on or after January 1, 2008 will receive their benefit from the ESRP in three equal annual installments with the first payment commencing on the first day of the month following the six-month anniversary of their termination of employment. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment.

Based on their age and service to State Street, Messrs. Antonellis and Phalen are eligible for early retirement under the Retirement Plan and related supplemental plans, and Messrs. Hooley and Resch are eligible for early retirement under the ESRP. Messrs. Hooley and Resch do not yet meet the age and service requirements for early retirement under the Retirement Plan and MSRP. Since Mr. Powers was hired at State Street in 2008, he does not participate in the Retirement Plan, the MSRP or the defined benefit portion of the ESRP. Mr. Powers is a participant in the defined contribution portion of the ESRP, but does not yet meet the age and service requirements for early retirement under that plan.

Under the benefit formula described in the above paragraphs, each of Messrs. Antonellis, Phalen, Resch, Hooley, and Powers would have received the following benefits if he had retired at the end of 2010: Mr. Antonellis would have been entitled to a benefit of $13,914,350, after applying early retirement reduction factors, consisting of a benefit of $268,326 from the Retirement Plan, a benefit of $679,908 from the MSRP, and a benefit of $12,966,116 from the ESRP; Mr. Phalen would have been entitled to a benefit of $11,295,602 after applying early retirement reduction factors, consisting of a benefit of $268,831 from the Retirement Plan, a benefit of $810,520 from the MSRP, and a benefit of $10,216,251 from the ESRP; Mr. Resch would have been entitled to a benefit of $5,699,224 from the ESRP, after applying early retirement reduction factors; Mr. Hooley would have been entitled to a benefit of $5,875,501, after applying early retirement reduction factors and a one-third vesting adjustment, consisting of a benefit of $841,667 from his Individual Retirement Account and a benefit of $5,033,834 from the ESRP; and Mr. Powers would have been entitled to his vested account balance in the defined contribution portion of the ESRP, $2,315,033.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Joseph L. Hooley	—	—	$107,159	—	$1,356,551

Edward J. Resch	$194,231	$15,300	$195,811	—	$1,549,911

Scott F. Powers[1]	—	$200,000	$236,469	—	$2,777,582

Joseph C. Antonellis	—	—	$240,923	—	$2,069,815

James S. Phalen	—	—	$240,054	—	$2,322,137

Ronald E. Logue[1]	—	$66,667	$(30,508)	$ (421,371)	$53,142

(1)	Includes defined contribution plan amounts for the Management Supplemental Savings Plan and the Executive Supplemental Retirement Plan (ESRP)

State Street maintains the State Street Corporation Management Supplemental Savings Plan for designated highly compensated or managerial employees, which includes the named executive officers. Under this plan, eligible employees may elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of (i) a percentage, from 1% to 25%, of base salary for the year over (ii) the maximum amount that may be deferred for the year under State Street’s Salary Savings Program ($16,500 for 2010, or $22,000 for employees age 50 and older), and (b) a percentage, from 5% to 92%, of cash bonuses and other cash incentive pay, excluding any amount subject to automatic deferral. State Street matches all deferrals made under the plan up to a maximum of 6% of a participant’s match-eligible compensation, which is defined as the lesser of (i) base salary plus annual cash incentive bonus not exceeding 50% of prior year base salary, or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($245,000 in 2010). State Street also provides a performance-based credit, in the company’s discretion, to participants whose base salary exceeds the Internal Revenue Code cap on annual compensation. The amount of the performance-based credit is limited to 5% of the amount by which a participant’s base salary exceeds the Internal Revenue Code cap on annual compensation, but disregarding salary in excess of $500,000. An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments once per calendar month. The notional investments available for 2010 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
Vanguard Prime Money Market Fund	0.13%
SSgA Intermediate Bond Index Fund	5.88%
SSgA S&P 500 Flagship Fund	15.15%
SSgA International Index Fund	7.75%
State Street Common Stock	6.40%

Distributions of base salary and bonus deferrals from the plan are made, pursuant to the participant’s election at commencement of participation, either (i) on the first business day of the month following the six month anniversary of the participant’s termination of employment, or (ii) at a specified date not earlier than one year from the date participation commenced. Payment is made either in a single lump sum distribution or in installments over two to ten years. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Matching and performance-based credits are paid in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment. A participant’s account is payable in a lump sum upon the participant’s death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan, but portions of an account attributable to matching credits or to notional investment experience are not available for withdrawal.

Amounts related to the defined contribution component of the ESRP, which is described in the narrative accompanying the “Pension Benefits” table, are included in the figures for Messrs. Powers and Logue. For Mr. Powers, $13,364 of his aggregate balance comes from the Management Supplemental Savings Plan and $2,764,218 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Logue, all of his aggregate balance comes from the defined contribution component of the ESRP. The notional investment options available for the defined contribution ESRP are the same as the notional investment options listed above for the Management Supplemental Savings Plan.

Potential Payments upon Termination or Change of Control

Termination of Employment

State Street has a severance plan that provides benefits to all salaried employees upon certain involuntary terminations. In addition to providing for benefits that apply to all employees, the severance plan provides for severance pay up to a maximum, which varies depending on employment title. Severance payments made under the plan are subject to the employee’s compliance with specified restrictive covenants. For the current named executive officers, all of whom are executive vice presidents or higher, the policy provides for a severance period of 52 weeks (including a two-week notice period) of base salary plus four weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary.

Assuming a qualifying termination of employment at December 31, 2010, each of our current named executive officers would have been eligible to receive severance payments under the severance plan in the following amounts: Mr. Hooley – $2,000,000; Mr. Resch – $1,292,308; Mr. Powers – $923,077; Mr. Antonellis – $1,600,000; and Mr. Phalen – $1,500,000.

All deferred cash awards, deferred stock awards, restricted stock awards, stock options and SARs continue to vest during the severance period and, if awarded after 2006, continue to vest under the original terms of the award unless an employee is terminated for gross misconduct or terminates voluntarily. All performance-based awards will be paid on the scheduled payment date based on a pro-ration of the performance period worked and are subject to attainment of performance measures. In addition, in connection with a termination other than following a change of control, each of the current named executive officers is entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and payouts of amounts that are credited to the executive under one or more of State Street’s nonqualified deferred compensation arrangements. These arrangements are described above under “Pension Plans” and “Non-Qualified Deferred Compensation.” All payments upon the separation from service of “specified employees” within the meaning of Section 409A of the Internal Revenue Code are subject to a six-month delay under the rules of Section 409A to the extent applicable.

In connection with the management succession plan pursuant to which Mr. Hooley succeeded Mr. Logue as our Chief Executive Officer and Mr. Logue served as our non-executive Chairman until January 1, 2011, in

November 2009 Mr. Logue received a transition award, payable in deferred cash, following the completion of his service as our non-executive Chairman. Pursuant to its terms, the transition award of $6 million vested and was paid to Mr. Logue in January 2011. The transition award recognized Mr. Logue’s contributions in leading State Street and the importance to the company of retaining the benefit of his leadership and experience during the transition period. By structuring the deferred cash transition award to vest in a single installment at the conclusion of Mr. Logue’s term as non-executive Chairman of the Board, the award was designed to reward Mr. Logue for remaining actively involved in the transition process through January 1, 2011.

Change of Control

State Street has agreements with each of our named executive officers that become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of a change of control. A change of control is defined to include the acquisition of 25% or more of our outstanding stock or other change of control determined by regulatory authorities, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements renew from year to year at the end of the year, unless State Street gives the executive notice at least 60 days before the renewal date that the agreement will not be renewed.

Each change of control agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and a minimum cash bonus set at the target bonus amount applicable to the executive officer for the fiscal year in which the change of control occurs. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the rights under these agreements.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information and a non-solicitation covenant lasting until the earlier of the first anniversary of the change of control and 18 months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change of control agreements also provide our named executive officers with the payment of accrued salary and benefits, including a pro-rated annual bonus, in the event of a termination by reason of death or disability, and they provide for additional severance-type benefits as summarized below upon the cessation of employment under a “double trigger mechanism”. This mechanism requires the occurrence of both a change of control and either the termination without cause or the constructive termination of the officer’s employment.

The benefits provided include (1) a lump sum payment, subject to a maximum of $10 million, equal to two times the sum of base salary and the target annual bonus under the SEAIP in the year of the change of control, (2) a lump sum payment equal to two times State Street’s contributions to the defined contribution retirement plans applicable to the officer and (3) a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the officer would have received had he or she remained employed for two years after the date of termination and continued employee welfare benefits for two years after the date of termination.

Each of the outstanding agreements pursuant to which stock options, restricted stock and performance awards were granted to the named executive officers contains provisions for acceleration of vesting and exercise of stock options and payment of performance awards in connection with a change of control. With respect to awards of deferred cash made in February 2011 and subsequently, the Supplemental Cash Incentive Plan provides for accelerated vesting and payment of such awards upon the occurrence of a “change of control event” as defined in Section 409A of the Internal Revenue Code.

The executives are entitled to gross-up payments, subject to limitations, to make up for any taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G and Section 4999 of the Internal Revenue Code. These gross-up payments, however, are limited so that they are made only in the event the value of the aggregate of the prescribed change of control benefits under the agreement exceeds 110% of the product of 2.99 multiplied by the executive officer’s “base amount.” The base amount is generally the average annual compensation of the applicable officer over the preceding five-year period. In the event the value of the aggregate of the prescribed change of control benefits does not exceed that threshold, the executive officer does not receive the gross-up benefit, and the change of control benefits under the agreement will be reduced to assure that the change of control benefits do not exceed 2.99 times the officer’s base amount.

Change in control payments at December 31, 2010. The amounts set forth in the following table are based, in the case of each named executive officer, on the hypothetical assumption that on December 31, 2010 State Street had a change of control and that immediately thereafter, but also on December 31, 2010, the executive was terminated, received a lump sum payment of all cash entitlements under the change of control agreement and benefited from acceleration of all equity awards accelerating upon the change of control.

Change of Control Benefit Components— December 31, 2010[1] (In millions)	Joseph L. Hooley		Edward J. Resch	Scott F. Powers	Joseph C. Antonellis		James S. Phalen	Ronald E. Logue
Cash Severance[2]	$10.00		$9.60	$10.00	$8.60		$8.50	—
Accrued Obligations for 2009 Bonus[3]	7.50		4.00	5.00	3.50		3.50	—
Enhanced Pension Benefit[4]	3.20		1.51	0.83	2.77		2.20	—
Unvested Pension Benefit	10.34		—	1.58	—		—	—
Accelerated Vested Options Intrinsic Value[5]	—		—	2.82	—		—	—
Accelerated Vested Stock Value[6]	7.94		3.97	6.36	1.99		3.48	—
Payout of Performance Awards[7]	5.52	[8]	3.74	9.88	3.59	[8]	3.35	$1.34
Other Benefits	0.21		0.11	0.11	0.10		0.10	—
Total Value	44.71		22.93	36.58	20.55		21.13	1.34
Tax Gross-up Payment[9]	15.31		8.89	12.83	7.97		8.01	—

(1)	Calculations assume a change of control occurred on December 31, 2010 and a termination entitling the executives to the specified benefits occurred on that date. The value of shares of common stock used in calculations is based on the closing price of State Street’s common stock on the NYSE on December 31, 2010, $46.34.

(2)	The amount would be paid as a lump sum but has been calculated without any present-value discount and assuming that base pay would continue at 2010 rates, with bonuses each year at the bonus target applicable to 2010.

(3)	The accrued obligation is equal to the target bonus to be paid to each executive in March 2011 for the 2010 year.

(4)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum but has been calculated assuming that base pay would continue at 2010 rates, with target bonuses each year creditable in full for supplemental pension purposes. 2010 was the final year for the defined benefit transition for which base pay and target bonus will apply.

(5)	Represents the difference between the closing price of State Street stock on December 31, 2010 and the exercise price of all unvested options/SARs that are accelerated upon a change of control.

(6)	Represents the value at December 31, 2010 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions lapse upon a change of control. For Mr. Powers, $1.5 million is normally scheduled to vest on February 15, 2011.

(7)	Represents the value of unearned performance awards and performance based restricted stock units granted in 2009 and 2010.

(8)	For Messrs. Hooley and Antonellis, includes the value of the unearned portion of the special performance award granted in 2006, and the value of unearned performance based restricted stock units granted in 2010.

(9)	For purposes of determining tax gross-up amounts, it has been assumed that: (a) bonus opportunities and stock-based awards made in early 2010 were granted in the ordinary course and would not be treated as contingent on the change of control; (b) the bonus component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2010) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) the value of any early retirement subsidy triggered by a change of control is included; (d) payments under performance awards for the cycle ended December 31, 2010 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change in control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation for pre-change of control services under applicable tax regulations.

Director Compensation Arrangements

Compensation

For the period beginning after the 2010 annual meeting of shareholders and ending upon the 2011 annual meeting of shareholders, non-employee directors (other than Mr. Logue) receive the following compensation:

■	Annual retainer—$75,000, payable at the director’s election in shares of State Street common stock or in cash;

■	Meeting fees—$1,500 for each Board and committee meeting attended, payable in cash;

■	An annual common stock award in an amount equal to $110,000 divided by the closing price of the stock on May 19, 2010 (with additional stock amounts to reflect dividends if the award is deferred);

■	An additional annual retainer for the Lead Director of $75,000, payable at the director’s election in shares of State Street common stock or in cash;

■

An additional annual retainer for the Examining and Audit Committee Chair and for the Risk and Capital Committee Chair of $25,000, payable at the director’s election in shares of State Street common stock or in cash;

■

An additional annual retainer for the Chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of $15,000, payable at the director’s election in shares of State Street common stock or in cash; and

■

An additional annual retainer for each member of the Examining and Audit Committee and for each member of the Risk and Capital Committee, other than the Chairs, of $10,000, payable at the director’s election in shares of State Street common stock or in cash.

After retiring as Chief Executive Officer on March 1, 2010, Mr. Logue served as non-executive Chairman of the Board for the remainder of 2010. He retired as non-executive Chairman on January 1, 2011. During 2010, following his retirement as Chief Executive Officer, Mr. Logue received a $500,000 director fee, of which he received in cash a pro rata amount for 2010. In addition, he retained the health screening, personal liability coverage, company car and driver/security specialist and residence security that were available to him as Chief Executive Officer and was also eligible for the life insurance and matching charitable contributions available to other State Street directors. Other than the foregoing, Mr. Logue did not receive any additional cash or stock retainers or meeting fees for his service as non-executive Chairman of the Board. Due to his service as Chief Executive Officer during the beginning of 2010, Mr. Logue’s 2010 compensation, including that for the period of his service as non-executive Chairman, is included in the Summary Compensation table beginning on page 49 of this proxy statement. In connection with the management succession plan pursuant to which Mr. Hooley succeeded Mr. Logue as our Chief Executive Officer and Mr. Logue served as our non-executive Chairman until January 1, 2011, in November 2009 Mr. Logue received a transition award, payable in deferred cash, following the completion of his service as our non-executive Chairman. Pursuant to its terms, the transition award of $6 million vested and was paid to Mr. Logue in January 2011. The transition award recognized Mr. Logue’s contributions in leading State Street and the importance to the company of retaining the benefit of his leadership and experience during the transition period. By structuring the deferred cash transition award to vest in a single installment at the conclusion of Mr. Logue’s term as non-executive Chairman of the Board, the award was designed to reward Mr. Logue for remaining actively involved in the transition process through January 1, 2011.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (1) retainers, (2) meeting fees, and/or (3) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (a) on the date elected by the director, either the date of the director’s termination of service on the Board or a future date specified, and (b) in the form elected by the director as either a lump sum or in installments over a two- to ten-year period.

Director Stock Ownership Guidelines

We have stock ownership guidelines that apply to all directors. The target level of stock ownership is the lesser of 10,000 shares of common stock or common shares worth at least $500,000. The value of those shares is calculated by reference to the closing price of our common stock on the NYSE on the date that we use for the beneficial ownership table in our annual meeting proxy statement. Directors are credited with the value and number of all shares they beneficially own for purposes of the beneficial ownership table as well as all shares awarded as director compensation whether deferred, delayed or subject to vesting or other restrictions. The achievement of these levels is phased-in over a period of seven years, with the first year commencing on the date of election as director. As of March 1, 2011, the stock ownership of each of our directors exceeded the expected level of ownership under these guidelines or is consistent with a pro rated accumulation of shares which would, if continued, exceed the guidelines for those directors whose holdings do not meet the seven-year threshold.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Kennett F. Burnes	$45,000	$260,000	—	$305,000
Peter Coym[3]	$150,250	$110,000	—	$260,250
Patrick de Saint-Aignan[3]	$142,750	$110,000	$25,720	$278,470
Amelia C. Fawcett	$51,000	$210,000	—	$261,000
David P. Gruber[3]	$190,500	$110,000	—	$300,500
Linda A. Hill[3]	$132,750	$110,000	—	$242,750
Robert S. Kaplan	$33,000	$185,000	—	$218,000
Charles R. LaMantia[3]	$193,500	$110,000	—	$303,500
Richard P. Sergel[3]	$170,500	$110,000	$25,720	$306,220
Ronald L. Skates	$79,500	$220,000	$26,116	$325,616
Gregory L. Summe	$28,500	$200,000	$25,335	$253,835
Robert E. Weissman	$28,500	$185,000	$12,116	$225,616

(1)	For the May 2010—April 2011 Board year, directors received 2,709 shares of stock valued at $110,000 for the annual equity award; directors also received 1,847 shares of stock valued at $75,000 for their annual retainer, except for those who elected to take their annual retainer in cash. Some directors elected to receive their additional committee chairman or member retainers in stock in lieu of cash. Except for shares awarded to Messrs. Burnes and Skates on June 17, 2011, all of these shares were valued based on the per share closing price of our common stock on the NYSE on May 19, 2010 of $40.60. On June 17, 2010, as described on page 35 of this proxy statement, the Board of Directors approved additional compensation for the Lead Director and for members of the Risk and Capital Committee. Messrs. Burnes and Skates elected to accept this compensation in stock (1,330 shares for Mr. Burnes and 266 shares for Mr. Skates), and these shares were valued based on the per share closing price of our common stock on the NYSE on June 17, 2010 of $37.57.

(2)	Perquisites that Messrs. de Saint-Aignan, Sergel, Skates, Summe, and Weissman received in 2010 include: director life insurance coverage paid for by State Street ($335 for Mr. Summe, $720 for Mr. de Saint-Aignan and Mr. Sergel, and $1,116 for Mr. Skates and Mr. Weissman); and matching charitable contributions that were made in the name of directors under State Street’s matching gift program available to all directors ($11,000 for Mr. Weissman and $25,000 for Messrs. de Saint-Aignan, Sergel, Summe and Skates). The amount of perquisites and other personal benefits for Ms. Hill and Dame Amelia Fawcett and Messrs. Burnes, Coym, Gruber, Kaplan, and LaMantia has not been itemized because the total did not exceed $10,000.

(3)	Annual retainer was paid in cash.

EXAMINING AND AUDIT COMMITTEE MATTERS

Examining and Audit Committee Pre-Approval Policies and Procedures

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent auditor, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided. In connection with that review, the Examining and Audit Committee will be provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items also require pre-approval. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules). The services shown in the table below were approved by the Examining and Audit Committee in accordance with these pre-approval policies and procedures.

Audit and Non-Audit Fees

Ernst & Young LLP was State Street’s independent auditor for the fiscal year ended December 31, 2010. Fees incurred by State Street and its subsidiaries for professional services rendered by Ernst & Young with respect to 2010 and 2009 were as follows:

Description (In millions)	2010	2009

Audit Fees	$15.6	$13.3
Audit-Related Fees	11.9	4.4
Tax Fees	5.5	4.9
All Other Fees	0.2	0.1

Services provided under Audit Fees primarily included statutory and financial statement audits, the requirement to opine on the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services provided under Audit-Related Fees consisted principally of reports on the processing of transactions by servicing organizations, audits of employee benefit plans, non-statutory audits and due diligence procedures. Services provided under Tax Fees consisted principally of expatriate tax, compliance and corporate tax advisory services. Services provided under All Other Fees consisted of advisory services related to certain regulatory initiatives.

In addition to the services described above, Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange-traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange traded funds have boards of directors or similar bodies that make their own determinations as to selecting the funds’ audit firms and approving any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in selecting the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the entities and not by State Street.

Report of the Examining and Audit Committee

The Examining and Audit Committee, referred to in this report as the Committee, furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2010 and their assessment of internal control over financial reporting as of December 31, 2010. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2010, be included in State Street’s annual report for the fiscal year then ended.

Submitted by,

Ronald L. Skates, Chair

Peter Coym

David P. Gruber

Charles R. LaMantia

Richard P. Sergel

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires State Street’s directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. State Street is not aware of any 10% beneficial owners. One director, Robert E. Weissman was inadvertently late in filing a report of one transaction involving shares received as director compensation in May 1990. Based on State Street’s review of the reports it has received and written representations from its directors and executive officers, State Street believes that all of its directors and officers otherwise complied with all Section 16(a) reporting requirements applicable to them with respect to transactions in 2010.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2012 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before December 8, 2011.

Under State Street’s by-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely, a notice with respect to the 2012 annual meeting must be delivered to the Secretary of State Street no earlier than February 18, 2012 and no later than March 19, 2012 unless the date of the 2012 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2011 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

State Street’s by-laws specify requirements relating to the content of the notice that shareholders must provide to the Secretary of State Street, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

Appendix A

2011 STATE STREET CORPORATION

SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

I.	Purpose

The purpose of the 2011 Senior Executive Annual Incentive Plan (the “Plan”) is to provide additional incentive and reward to senior executives of State Street Corporation (the “Company”) to achieve targeted levels of corporate financial performance. The terms of the Plan set forth herein shall, if approved by the shareholders of the Company, apply to awards for the 2012 performance year and later years. Awards for the 2011 performance year and earlier years shall be governed by the terms of the 2006 restated Senior Executive Annual Incentive Plan as in effect prior to effectiveness of this Plan.

II.	Eligibility and Participation

Participants in the Plan for any year shall include the Chief Executive Officer of the Company and such other key executives as may be designated as participants for such year by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company.

III.	Awards

The Committee shall annually grant awards to those persons who are participants for the year, and shall establish the goals (which may be specified as ranges) for such awards.

IV.	Performance Goals

No payment under an award granted under the Plan shall be made unless the performance goals specified with respect to the award are met or exceeded. Performance goals with respect to an award must be pre-established by the Committee not later than ninety (90) days after the beginning of the year with respect to which the award is granted or by such other time as may be required in order to qualify the award under Section 162 (m)(4)(C) of the Internal Revenue Code (the “Code”). The Committee may provide, not later than the deadline for establishing the performance goals for a year, that one or more of the measures of performance applicable to an award or awards for such year will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions, dispositions, joint ventures or restructurings, expenses associated with acquisitions, dispositions, joint ventures or restructurings, amortization of purchased intangibles associated with acquisitions, impact (dilution and expenses) of securities issuances (debt or equity) to finance, or in contemplation of, acquisitions or ventures, merger and integration expenses, changes in accounting principles or interpretations, changes in tax law or financial regulatory law, impairment charges, fluctuations in foreign currency exchange rates, charges for restructuring or rationalization programs (e.g., cost of workforce reductions, facilities or lease abandonments, asset impairments), one-time insurance claims payments, extraordinary and/ or non-recurring items, litigation, or tax rate changes, occurring during the year that affect the applicable performance measure. Except as the Committee may otherwise determine (not later than the deadline for establishing the performance goals for a year), any measure of performance expressed on a per-share basis shall automatically be adjusted to the extent necessary to reflect any stock splits, reverse stock splits, stock dividends or similar changes to capitalization occurring during the year.

For purposes of the Plan, a “performance goal” means an objectively determinable target level of achievement based on any or any combination of the following criteria (determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units) which may be determined on a U.S. Generally Accepted Accounting Principles (GAAP) or non-GAAP basis: earnings or earnings per share; return on equity; total stockholder return; revenue; market share; quality/service; organizational development; strategic initiatives (including acquisitions or dispositions); risk control; operating leverage; or expense.

V.	Terms

Each award under the Plan shall be subject to the following terms:

A.	No more than $10,000,000 shall be payable under an award to any participant for any award year. The foregoing limit shall be applied before taking into account any notional earnings on deferrals described in E. below.

B.	Subject to A. above, the Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded. In no event, however, shall any amount be payable under an award if the performance goals with respect to such award, or any of them, fails to be achieved.

C.	No payment shall be made with respect to an award until and unless the Committee shall have certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) that the performance goals with respect to such award have been met.

D.	Except as provided in this paragraph and in E. below, all payments, if any, under an award shall be paid in cash as soon as practicable following certification by the Committee as described above. Notwithstanding the foregoing, the Committee may provide that some portion or all of any award payment be made in shares of common stock of the Company (“Stock”) in lieu of cash. Any shares of Stock delivered shall be issued under the Company’s 2006 Equity Incentive Plan or any successor plan thereto, as amended from time to time (the “Equity Incentive Plan”) and may include restricted stock, unrestricted stock, deferred stock or stock units (including restricted stock units). The number of shares of Stock delivered in lieu of any cash amount under an award (the “replaced cash portion”) shall be that number which equals the replaced cash portion divided by the fair market value of a share of Stock (determined without regard to any restrictions) on the date the Committee certifies under C. above that the performance goal or goals with respect to the award have been met. Awards delivered under the Equity Incentive Plan shall be governed by, and subject to the terms of, such Plan.

E.	Subject to such rules and limitations as the Committee may prescribe from time to time consistent with Section 409A of the Code, a participant may elect to have all or any portion of an award payment deferred (under the Company’s Management Supplement Savings Plan or such other arrangement as the Committee may specify) for a fixed term of years, until separation from service, death, disability, or until the occurrence of some other distribution event consistent with the requirements of Section 409A of the Code. Any amount so deferred shall be credited to the participant’s account on the books of the Company and shall represent an unfunded and unsecured liability of the Company to pay the amount so deferred plus such additional amount, if any, representing notional earnings on the deferral (“earnings”) as may be prescribed under the deferral rules. The portion of any award payable in stock units shall likewise represent an unfunded and unsecured promise by the Company to deliver shares in the future pursuant to the terms of the Equity Incentive Plan. Earnings with respect to a deferred award shall be limited so as to satisfy the requirements of Treas. Regs. § 1.162-27(e)(2)(iii)(B) (relating to reasonable rates of interest or other returns based on predetermined actual investments) and any limitations imposed by the Federal Deposit Insurance Corporation or similar limitations.

F.	To be entitled to payment under an award, a participant must be employed by the Company or one of its subsidiaries on December 31 of the award year, except as the Committee may otherwise determine. In addition, the Committee in its discretion may cause an award to a participant to be forfeited if the participant, although employed by the Company or a subsidiary on December 31 of the award year (or on such other date, if any, as may have been fixed by the Committee), has ceased to be employed by the Company and its subsidiaries prior to the date that other awards are (or, but for deferral, would be) paid for such year.

G.	The Committee in its discretion may reduce (including to zero) any amount otherwise payable under an award, with or without specifying its reasons for doing so.

VI.	Actions Binding, No Right To Employment, etc.

The Committee shall have complete discretion to construe and administer the Plan, to determine eligibility for awards, to determine performance goals, to determine whether or not any performance goal has been satisfied, to determine the amount of payment under any award, and otherwise to do all things necessary or appropriate to carry out the Plan. Actions by the Committee under the Plan shall be conclusive and binding on all persons.

Nothing in the Plan or in any award shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under an award shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.

The Committee may at any time amend the Plan or awards made under the Plan. The Committee may terminate the Plan at any time.

Appendix B

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.	The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

B-1

If a relationship is described by the categorical guidelines contained in both paragraphs b and c above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

B-2

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

STATE STREET CORPORATION ONE LINCOLN STREET BOSTON, MA 02111

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32611-P07233	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  STATE STREET CORPORATION

The Board of Directors recommends a vote FOR each director nominee in Item 1 and FOR Item 2.
Vote On Directors

Item 1-	To elect 13 directors

	Nominees for Director:		For	Against	Abstain

	1a.	K. Burnes	☐	☐	☐

	1b.	P. Coym	☐	☐	☐

	1c.	P. de Saint-Aignan	☐	☐	☐

	1d.	A. Fawcett	☐	☐	☐

	1e.	D. Gruber	☐	☐	☐

	1f.	L. Hill	☐	☐	☐

	1g.	J. Hooley	☐	☐	☐

	1h.	R. Kaplan	☐	☐	☐

	1i.	C. LaMantia	☐	☐	☐

	1j.	R. Sergel	☐	☐	☐

	1k.	R. Skates	☐	☐	☐

				For	Against	Abstain

	1l.	G. Summe		☐	☐	☐

	1m.	R. Weissman		☐	☐	☐

Vote on Proposals

Item 2	To approve an advisory proposal on executive compensation			☐	☐	☐

	The Board of Directors recommends a vote for 1 YEAR for Item 3.		1 Year	2 Years	3 Years	Abstain
Item 3	To approve an advisory proposal on the frequency of future advisory proposals on executive compensation		☐	☐	☐	☐
	The Board of Directors recommends a vote FOR Items 4 and 5.			For	Against	Abstain
Item 4	To approve the 2011 Senior Executive Annual Incentive Plan			☐	☐	☐

Item 5	To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2011			☐	☐	☐

	The Board of Directors recommends a vote AGAINST Item 6.			For	Against	Abstain

Item 6	To act on a shareholder proposal relating to disclosure of certain political contributions			☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Shareholder - Please sign exactly as your name appears hereon

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Dear Shareholder:

We cordially invite you to attend the 2011 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 18, 2011, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly this proxy card in the return envelope. You may also vote electronically by telephone or over the Internet by following the instructions included with this proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

Joseph L. Hooley
Chairman, President and Chief Executive Officer

PLEASE NOTE: If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel such as a driver’s license or passport. Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32612-P07233

STATE STREET CORPORATION

Annual Meeting of Shareholders - May 18, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Kevin Brady, S. Kelley MacDonald and Shannon Stanley, or any of them, with full power of substitution, as proxies to vote all shares of common stock of State Street Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on May 18, 2011 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors’ recommendations, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the thirteen director nominees, FOR Items 2, 4 and 5, AGAINST Item 6, and for 1 YEAR for Item 3.